UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Webster Financial Corporation

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March 17, 2017

To the Shareholders of

Webster Financial Corporation:

You are cordially invited to attend the Webster Financial Corporation Annual Meeting of Shareholders to be held on Thursday, April 27, 2017 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052.

At the Annual Meeting, you will be asked: (i) to elect ten directors to serve for one-year terms; (ii) to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster; (iii) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2017; (iv) to vote, on a non-binding, advisory basis, on the frequency of an advisory vote on the compensation of the named executive officers of Webster; and (v) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 2016 Annual Report.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

James C. Smith
Chairman and Chief Executive Officer

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2017

To the Shareholders of

Webster Financial Corporation:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Webster Financial Corporation (“Webster”) will be held on Thursday, April 27, 2017 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052, for the following purposes:

1.	Election of Directors - To elect ten directors to serve for one-year terms (Proposal 1);

2.	Say on Pay - To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.

Ratification of Appointment of Independent Registered Public Accounting Firm - To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2017 (Proposal 3);

4.	Frequency of Say on Pay Vote - To vote, on a non-binding, advisory basis, on the frequency of an advisory vote on the compensation of the named executive officers of Webster (Proposal 4); and

5.

Other Business - To transact any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of Webster’s Board of Directors.

    The Board of Directors has fixed the close of business on February 27, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 17, 2017

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR COMMON SHARES VIA THE TOLL- FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2017: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our 2016 Annual Report, are available free of charge on the Investor Relations section of our website (www.wbst.com).

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2017

Solicitation, Voting and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company” or the “Corporation”), as part of the solicitation of proxies by its Board of Directors from holders of its outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 27, 2017 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052 (the “Annual Meeting”) and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 17, 2017.

The Annual Meeting has been called for the following purposes:

1. To elect ten directors to serve for one-year terms (Proposal 1);

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3. To ratify the appointment by the Board of Directors of the firm of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2017 (Proposal 3);

4. To vote, on a non-binding, advisory basis, on the frequency of an advisory vote on the compensation of the named executive officers of Webster (Proposal 4); and

5. To transact any other business that properly comes before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed proxy card, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted:

1.   FOR the election of the Board’s nominees as directors;

2.  FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of Webster;

3. FOR the ratification of the appointment of Webster’s independent registered public accounting firm; and

4.  FOR the holding of an advisory vote on the compensation of the named executive officers of Webster every year.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Webster did not have notice at least 30 days prior to the date of the Annual Meeting.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. A shareholder may, however, revoke a proxy at any time before it is voted: (i) by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702; (ii) by re-voting by telephone or on the Internet; or (iii) by attending the Annual Meeting and voting in person. The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners and will reimburse those holders for their reasonable expenses incurred in that connection. Webster also has retained Morrow Sodali LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500 plus reimbursement of certain out-of-pocket expenses.

Who Can Vote - The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 27, 2017 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 6,017 holders of record of the 92,018,876 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

Voting - If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,
•	by using the Internet website listed on the proxy card,
•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or
•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 26, 2017. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 26, 2017. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail - You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual

Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote. The affirmative vote of the majority of the votes cast is required to approve the non-binding, advisory vote on the compensation of the named executive officers of Webster, to approve the non-binding advisory vote on the frequency of voting on the compensation of the named executive officers of Webster, and to ratify the appointment of Webster’s independent registered public accounting firm. Shareholders’ votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Under New York Stock Exchange Rule 452, which governs NYSE brokerage members, brokerage firms may not vote on non-routine matters in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. Proposal 3 concerns a routine matter and thus brokerage firms may vote, in person or by proxy, on such proposal on behalf of their clients without voting instructions. Because none of the other matters to be voted upon at the Annual Meeting are considered routine matters under Rule 452, there potentially can be broker non-votes at the Annual Meeting. Both abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on Proposals 1, 2, or 4 and, therefore, will have no effect on the outcome of the votes for those proposals. Abstentions will not be counted for purposes of determining the number of votes cast on Proposal 3 and, therefore, will have no effect on the outcome of the vote for that proposal.

Electronic Delivery of Proxy Materials - As a shareholder, you have the option of electing to receive future proxy materials (including annual reports) online over the Internet. This online service provides savings to Webster by eliminating printing, mailing, processing and postage costs associated with hard copy distribution. You may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. You may also enroll for electronic delivery of future Webster proxy materials at any time on the Company’s website at www.wbst.com. Under “Electronic Enrollment,” select the “Click Here To Enroll” link. Then select the box indicating your appropriate form of share ownership, and follow the instructions for electronic delivery enrollment. In the future, you will receive an email message, at the address you provided while enrolling, informing you that the Webster proxy materials are available to be viewed online on the Internet. Follow the instructions to view the materials and vote your shares. Your enrollment in electronic delivery of Webster proxy materials will remain in effect until revoked by you.

Annual Report on Form 10-K - Webster is required to file an annual report on Form 10-K for its 2016 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702. Our annual report on Form 10-K is available on the Company’s website, www.wbst.com.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, ten directors will be elected to serve for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

As required by Webster’s Bylaws, directors must be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, under Webster’s Bylaws, incumbent directors nominated for reelection are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event an incumbent nominee for director fails to receive a majority of the votes cast at an annual meeting, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who failed to receive a majority of the votes cast will not participate in the Board’s decision.

Information as to Nominees

The following table sets forth the names of the Board of Directors’ nominees for election as directors, all of whom are current directors of Webster. Also set forth in the table is certain other information with respect to each such person’s age at December 31, 2016, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank, National Association (“Webster Bank”).

In keeping with Webster’s Qualification Guidelines for Board Members, Mr. Jacobi will be retiring from the Board effective with the 2017 Annual Meeting of Shareholders, as he will have reached the retirement age of 75. He has served on the Board since 1993. The Board of Directors greatly appreciates Mr. Jacobi’s deep commitment and extraordinary contributions to Webster’s growth and progress.

Following the table are biographies of each of the nominees which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified candidates is described beginning on page 13 under “Corporate Governance - Director Qualifications and Nominations.”

Director Nominees:	Age at 12/31/2016	Director Since	Expiration of Term	Positions Held with Webster and Webster Bank	Committee Membership
William L. Atwell	66	2014	2017	Director	Compensation; Risk
Joel S. Becker	68	1986	2017	Director	Compensation; Risk
John J. Crawford	72	1996	2017	Lead Director	Audit; Executive; & Nominating & Corporate Governance (Chair)
Elizabeth E. Flynn	56	2014	2017	Director	Audit; Nominating & Corporate Governance
Laurence C. Morse	65	2004	2017	Director	Compensation; Nominating & Corporate Governance
Karen R. Osar	67	2006	2017	Director	Audit (Chair); Executive; Risk
Mark Pettie	60	2009	2017	Director	Audit; Executive; Risk (Chair)
Charles W. Shivery	71	2009	2017	Director	Compensation (Chair); Executive; Nominating and Corporate Governance
James C. Smith	67	1986	2017	Chairman and Chief Executive Officer; Director	Executive (Chair)
Lauren C. States	60	2016	2017	Director	Audit

William L. Atwell is managing director of Atwell Partners, LLC, a Darien, Connecticut based company which provides consulting services and market insights to the financial services industry. Mr. Atwell was President of CIGNA International at CIGNA Corporation from 2008 to 2012. Earlier in his career, Mr. Atwell held various senior positions with The Charles Schwab Corporation, including President, Individual Investor Enterprise and Schwab Bank. Mr. Atwell began his career at Citibank where he held various senior executive roles. He is Chairman of the Board of Blucora, Inc. (NASDAQ:BCOR), a provider of technology-enabled financial solutions headquartered in Bellevue, Washington. Mr. Atwell serves as an independent trustee of AQR Mutual Funds (AQR Capital Management LLC) and chairs its nominating and governance committee and is a member of its audit committee. Mr. Atwell serves as a trustee and is the former Chairman (2012-2015) of the Fairfield University board of trustees. Mr. Atwell is a member of the Compensation Committee and the Risk Committee.

Mr. Atwell’s role as a former President of CIGNA International and 35 years of executive experience in the retail financial services industry, including banking, brokerage and insurance, provides insight regarding Webster’s opportunities and challenges.

Joel S. Becker is Chairman and Chief Executive Officer of Torrco, a Waterbury, Connecticut based wholesale distributor of plumbing, heating and industrial pipe valve and fitting supplies to contractors and industry. Mr. Becker is a member of the Compensation Committee and the Risk Committee.

Mr. Becker’s experience as Chairman and Chief Executive Officer of a local business in Webster’s market area combined with more than 25 years of experience on Webster’s Board gives him unique insight into Webster’s challenges, opportunities and operations. He also has extensive experience in public company executive compensation as a result of his over nine years of service as Chair of the Compensation Committee.

John J. Crawford is President of Strategem LLC, a New Haven, Connecticut based company which provides consulting services to the business and not-for-profit community on business and financial strategies. Mr. Crawford served as President, Chief Executive Officer and a director of Aristotle Corporation, a New Haven, Connecticut based education training company from October 1992 through December 2002. Mr. Crawford continued to serve on the Board of Directors of Aristotle Corporation until August 31, 2005. From 1994 until December 2000, he served as President and Chief Executive Officer of the South Central Connecticut Regional Water Authority, New Haven, Connecticut. Mr. Crawford is Lead Director, Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Executive Committee.

Mr. Crawford’s extensive executive and corporate governance experience as a former Chief Executive Officer of three companies, including a financial institution, and his 20 years of service on Webster’s Board, including fourteen years as the Lead Director, provides him with a seasoned view of Webster’s operations and challenges.

Elizabeth E. Flynn was Vice Chairman of Marsh, LLC in New York, New York, a global leader in insurance broking and risk management until her retirement on December 31, 2015. Ms. Flynn was President of Marsh’s Insurance Services Group from September 2012 to May 2013, and CEO and President of Marsh U.S. Consumer from October 2011 to September 2012. From June 2010 to October 2011, she served as Global Chief Operating Officer at Guy Carpenter & Company, LLC. Earlier in her career, Ms. Flynn was Senior Vice President, Restructuring Office/Divestitures, at American International Group, and worked more than 20 years at JP Morgan Chase & Company in various senior executive roles. Ms. Flynn is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. Flynn’s former role as Vice Chairman of Marsh, LLC and extensive operational and transformational leadership in numerous financial services organizations, including retail banking units while at JP Morgan Chase, brings meaningful and relevant experience to Webster.

Laurence C. Morse is the Managing Partner of Fairview Capital Partners, Inc., a West Hartford, Connecticut based investment management firm established in 1994 that oversees venture capital funds, some of which invest capital in venture capital partnerships and similar investment vehicles that provide capital primarily to minority-controlled companies. Mr. Morse is a director of the Institute of International Education, a member of the Board of Trustees of Harris Associates Investment Trust (which oversees the Oakmark Family of Mutual Funds), a member of the Board of Trustees of Howard University, and is a director of Princeton University Investment Company and a former director and chairman of the National Association of Investment Companies, a private, not-for-profit trade association that represents 52 private equity and specialty finance investment firms. Mr. Morse is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Morse’s entire career has been spent in the investment management field, including as the co- founder and Managing Partner of an investment management firm, which provides the Board with extensive knowledge of the capital markets and accounting issues. His experience has made him adept at performing rigorous risk assessments of managers and management teams, and assessing new technologies, products and services, business strategies, markets and industries.

Karen R. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation (NYSE:CHMT), a specialty chemicals company headquartered in Middlebury, Connecticut from 2004 until her retirement in March 2007. From 1999 to April 2003, Ms. Osar served as Senior Vice President and Chief Financial Officer of Westvaco Corporation and Mead Westvaco Corporation. She is a director and audit committee member of Innophos Holdings, Inc. (NASDAQ:IPHS), a publicly held specialty chemicals company headquartered in Cranbury, New Jersey, a director and audit committee member of Sappi Limited (JSE:SAP), a publicly held company and one of the largest global producers of coated paper and chemical cellulose, headquartered in Johannesburg, South Africa, and from 1999 through 2006 she served as a director and audit and finance committee chair of Allergan, Inc., a publicly held multi-specialty health care company focused on developing and commercializing pharmaceuticals. Ms. Osar is Chair of the Audit Committee and a member of the Risk Committee and the Executive Committee.

Ms. Osar’s experience as the former Chief Financial Officer of a public company, her previous corporate finance experience at JPMorgan Chase & Company, and her service as Chair of the Audit Committee for Webster and as the former chair of the audit committee of another public company, provides the Board with strong corporate finance and accounting experience. Her board committee service also provides corporate governance and executive compensation expertise.

Mark Pettie is President of Blackthorne Associates, LLC, a Woodcliff Lake, New Jersey based company which provides consulting services to firms investing in a wide range of consumer oriented businesses. Mr. Pettie served as Chairman and Chief Executive Officer of Prestige Brands Holdings, Inc. (NYSE:PBH), a publicly held company headquartered in Irvington, New York which develops, sells, distributes and markets over-the-counter drugs, household cleaning products and personal care items, from January 2007 until September 2009. He was President of the Dairy Foods Group with ConAgra from 2005 to 2006. From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility in general management, marketing and finance at Kraft Foods and was named Executive Vice President and General Manager of Kraft Food’s Coffee Division in 2002. He is Chair of the Risk Committee and a member of the Audit Committee and the Executive Committee.

Mr. Pettie’s former experience as Chief Executive Officer of a public company brings strong executive experience to the Board, along with his expertise in finance and marketing. He also has extensive business and corporate governance experience as a director for both public and private companies.

Charles W. Shivery is former non-executive Chairman of the Board of Northeast Utilities (NYSE:NU) (now known as Eversource Energy). He joined Northeast Utilities in 2002 and was Chairman, President and Chief Executive Officer from March 2004 until April 2012, upon the completion of the merger with NSTAR, and then served as non-executive Chairman of the Board until October 2013. He previously held posts with the company including interim President, President-Competitive Group of Northeast Utilities, and President and Chief Executive Officer of NU Enterprises, Inc., the unregulated subsidiary of the Northeast Utilities system. Prior to that, he was co-president of the Constellation Energy Group, the parent company of Baltimore Gas & Electric and other energy related businesses. Mr. Shivery is a director and audit committee member of Portland General Electric Company (NYSE:POR), an electrical utility company headquartered in Portland, Oregon. He is Chair of the Compensation Committee, and a member of the Executive Committee and the Nominating and Corporate Governance Committee.

Mr. Shivery’s former service as the President and Chief Executive Officer of an energy company provides extensive experience managing a sizable, highly regulated business. Northeast Utilities (now known as Eversource Energy), conducts business in a large part of the region serviced by Webster, so certain variables impact both businesses similarly. Mr. Shivery also provides the Webster Board with corporate governance and executive compensation knowledge.

Lauren C. States is an Executive-in-Residence at Northeastern University’s D’Amore-McKim School of Business. Ms. States retired in 2014 from the IBM Corporation (NYSE: IBM), a publicly held company headquartered in Armonk, New York, after a career of more than thirty six years. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing and served as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, and sales and talent development. She is a director of Clean Harbors, Inc. (NYSE:CLH), a publicly held company headquartered in Norwell, Massachusetts, and is a member of the board of ScriptEd. She also serves as a Trustee for International House, New York. Ms. States is a member of the Audit Committee.

Ms. States’ experience as former Chief Technology Officer of a public company, and her broad background in technology, strategy and transformation, provides Webster with strong executive and technology experience.

James C. Smith is Chairman and Chief Executive Officer of Webster and Webster Bank. Mr. Smith joined Webster Bank in 1975 and was appointed CEO of the bank and the holding company in 1987 and Chairman in 1995. He was elected President, Chief Operating Officer and a director of Webster Bank in 1982 and of the holding company at its inception in 1986. He served as President of Webster and Webster Bank until 2000, and again from 2008 through 2011. Mr. Smith serves as Vice Chairman of the Midsize Banks Coalition of America. He is a past member of the board of directors of the American Bankers Association and served as co-chairman of the ABA’s American Bankers Council for midsize banks. He is a past member of the board of directors of the Financial Services Roundtable. Mr. Smith served as a member of the Federal Advisory Council, which advises the deliberations of the Federal Reserve Board of Governors, and served on the board of directors of the Federal Reserve Bank of Boston. He served on the board of directors of the Federal Home Loan Bank of Boston. He served on the executive committee of the Connecticut Bankers Association. Mr. Smith is actively engaged in community service and supports numerous civic organizations including serving as General Chairman of the Hartford Bishops’ Foundation; serving on the Trinity Health-New England Strategic Planning Committee; and serving until very recently as a member of the board of Saint Mary’s Health System in Waterbury, Connecticut. Mr. Smith is Chair of the Executive Committee.

Mr. Smith’s position and extensive experience as Chairman and Chief Executive Officer of Webster and his day to day leadership of the Company provide him with thorough knowledge of Webster’s opportunities, challenges and operations.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

CORPORATE GOVERNANCE

General

The business and affairs of Webster are managed under the direction of the Board of Directors (the “Board”). Members of the Board are kept informed of Webster’s business through discussions with the Chairman of the Board and Webster’s other executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board is also kept apprised by the Chairman of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities. In addition, new directors of Webster participate in an orientation program, which is designed to familiarize them with Webster’s business and operations and with their duties as directors under applicable laws and regulations. Each member of the Board also serves as a director of Webster Bank.

Webster believes in the importance of sound and effective corporate governance. Over the years, Webster has forged an explicit link between its corporate culture and corporate governance by identifying its core values, communicating them and living them every day. With uncompromising commitment to its core principles, Webster continues to add value for its customers, shareholders, employees and the communities it serves. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote this philosophy. Certain of such practices and policies are listed in the chart below and certain of those listed are discussed in greater detail elsewhere in this Proxy Statement.

Board and Governance Information	2016
Size of Board	11
Number of Independent Directors	10
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct & Ethics for Directors	Yes
Stock Ownership Guidelines for Directors	Yes
No Poison Pill	Yes
Policy Prohibiting Hedging / Pledging of Company Stock	Yes
Annual Board & Committee Evaluations	Yes

Board Leadership

At Webster, the roles of Chairman of the Board and principal executive officer are combined, both held by Mr. Smith. In addition, there is a lead independent director who is appointed in accordance with Webster’s Corporate Governance Policy, which provides that the Board shall appoint an independent director to serve as the Lead Director of the Board for a one-year term, or until a successor is appointed. The lead independent director presides over the executive sessions of independent directors and assists and advises the Chairman of the Board. During fiscal year 2016, Mr. Crawford served as the lead independent director. The Board believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for Webster, especially given Mr. Smith’s long service as Chief Executive Officer and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees Webster’s strategy and operations and establishes a single voice to speak on behalf of Webster, while the lead independent director component of the structure provides independent leadership that mitigates any real or perceived conflicts of interest.

Director Independence

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, Webster is required to have a majority of “independent directors” on its Board. In addition, the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee must be composed solely of independent directors. The NYSE listing standards define specific relationships that would disqualify a director from being independent and further require that for a director to qualify as “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company.

The Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other commercial, industrial, banking consulting, legal, accounting, charitable and legal relationships with Webster, including those relationships described under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships” on page 47 of this Proxy Statement, and on discussions with the Board.

As a result of this evaluation, the Board affirmatively determined that each of Messrs. Atwell, Becker, Crawford, Jacobi, Morse, Pettie, Shivery and Mses. Flynn, Osar and States is an “independent director” for purposes of Section 303A of the Listed Company Manual of the NYSE and applicable SEC rules and regulations. In connection with this evaluation, the Board considered that Webster provides lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business and without preferential terms or rates. The Board also considered that C. Michael Jacobi’s son, Gregory Jacobi, was employed by Webster Bank in 2016 as a Senior Vice President. Mr. Jacobi’s son’s employment position with Webster Bank does not violate the independence standards contained in the NYSE rules and the Board determined that this relationship is not material and would not impair Mr. Jacobi’s independence, in part because Mr. Jacobi’s son is not an executive officer of Webster and his compensation and benefits were established in accordance with the compensation policies and practices applicable to Webster employees in comparable positions.

Mr. Smith is not considered independent because he is an executive officer of Webster and Webster Bank.

Executive Sessions of Independent Directors

In keeping with Webster’s Corporate Governance Policy, in 2016 the Board held 4 meetings that were limited to independent directors. The lead independent director presides over the executive sessions of independent directors.

Risk Oversight

The Board administers its risk oversight function primarily through the Risk Committee, which is described in more detail below. The Risk Committee meets frequently throughout the year and reports its findings to the full Board on an ongoing basis. In addition, the Compensation Committee and the Risk Committee review and assess risks as related to Webster’s compensation programs. Webster also has a Chief Risk Officer, Daniel H. Bley, who reports in that capacity to the Risk Committee, as well as two senior risk officers who report to the Chief Risk Officer.

Board and Committee Meetings

During 2016, Webster held 9 meetings of its Board. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

Committees of the Board; Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has established five standing committees. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Risk Committee. The Board has adopted a charter for each of these committees, as well as corporate governance guidelines that address the make-up and functioning of the Board and qualification guidelines for board members. The Board has also adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by Webster’s Code of Conduct. The training reinforces Webster’s core values and Webster’s commitment to full compliance with applicable laws and regulations. You can find links to these materials on the Company’s website at: www.wbst.com.

You can also obtain a printed copy of any of the materials referred to above, without charge, by contacting us at the following address:

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Attn: Harriet Munrett Wolfe, Esq.

Executive Vice President, General Counsel and Secretary

The Board has determined that all of the Directors who serve on the Audit, Compensation, and Nominating and Corporate Governance committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE. In addition, all of the Directors who serve on the Risk Committee are “independent.”

Audit Committee

The Board has appointed an Audit Committee that oversees the Company’s financial reporting process, the system of internal financial and accounting controls, the audit process, and compliance with applicable laws and regulations. The Audit Committee reviews the Company’s annual financial statements, including management’s discussion and analysis, and regulatory examination findings. The Audit Committee recommends the appointment of an independent registered public accounting firm and is responsible for the oversight of such firm. A copy of the Audit Committee’s charter is available on the Company’s website at: www.wbst.com. During 2016, the Audit Committee held 5 meetings. The members of the Audit Committee currently are Ms. Osar (Chair) and Messrs. Crawford, Pettie, and Mses. Flynn, and States. Each of the members of the Audit Committee meets the independence requirements of the rules of the NYSE and applicable rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee is financially literate and that Ms. Osar and Mr. Crawford qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Board has appointed a Compensation Committee. During 2016, the Compensation Committee held 4 meetings. Compensation Committee meetings are attended by Webster’s Chief Executive Officer (“CEO”) and President, other than while their compensation and benefits are discussed. For a description of the role of Webster’s CEO in determining or recommending the amount of compensation paid to our named executive officers during 2016, see “Compensation Discussion and Analysis.” The members of the Compensation Committee currently are Messrs. Shivery (Chair), Atwell, Becker and Morse. Each of the members of the Compensation Committee meets the independence requirements of the rules of the NYSE, and also serves as the Compensation Committee of the Company’s subsidiary, Webster Bank. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.wbst.com. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof.

Pursuant to the Compensation Committee’s charter, among other responsibilities, the Committee is charged with annually reviewing and approving annual bonus arrangements and long term incentive compensation paid to the CEO. The Committee reviews and makes recommendations to the Board with respect to the annual base salary, and severance and/or change in control or similar agreements/provisions, if any, for the CEO; annually determining such compensation and benefits for the members of the Company’s Executive Management Committee other than the CEO; annually recommending to the Board the content of the annual performance evaluation for the CEO and reviewing performance evaluations for all members of the Executive Management Committee; administering and implementing the Company’s performance based incentive plans; reviewing the talent management and succession planning processes to ensure that there is a pool of qualified candidates to fill future Executive Management Committee positions; and reviewing and approving on a periodic basis the Company’s employee stock ownership guidelines. The Committee also reviews and makes recommendations to the Board with respect to director compensation.

For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis – Compensation Consultant.”

Executive Committee

The Board has appointed an Executive Committee that has responsibility for serving as an exploratory committee for mergers and acquisitions and to serve as an ad hoc committee as needed. The Executive Committee did not meet during 2016. The members of the Executive Committee are Messrs. Smith (Chair), Crawford, Pettie, Shivery and Ms. Osar.

Nominating and Corporate Governance Committee

The Board has appointed a Nominating and Corporate Governance Committee that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating and Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at: www.wbst.com. During 2016, the Nominating and Corporate Governance Committee held 3 meetings. The members of the Nominating and Corporate Governance Committee are Messrs. Crawford (Chair), Morse, Shivery and Ms. Flynn. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE.

Risk Committee

The Board has appointed a Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding the Company’s enterprise risk management, receiving information regarding the Company’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to the Company. The Risk Committee also has responsibility for overseeing management’s monitoring of security issues. During 2016, the Risk Committee held 5 meetings. The members of the Risk Committee are Messrs. Pettie (Chair), Atwell, Becker, Jacobi, and Ms. Osar.

Director Qualifications and Nominations

Each year, the Board undergoes a self-assessment process to evaluate performance of the Board and Committees. As part of the self-assessment process, the Board considers which attributes and skill sets are important to ensure optimal performance of the Board. The information learned through this process is utilized when considering outside director candidates.

The Board believes that it should be composed of directors with diverse experience in business and in areas that are relevant to the Company, and that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long term interests of the shareholders. Directors should also have an objective perspective and practical wisdom, and should be willing and able to devote the required amount of time to Webster’s business. In addition to depth and breadth of business and civic experience in leadership positons, a potential director’s ties to Webster’s markets are considered in order to ensure diversity and broad geographic and demographic representation reflective of the markets served. These attributes are embodied in Webster’s Qualification Guidelines for Board Members. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of the Guidelines periodically.

The Board is committed to sustaining a board that achieves balance between depth of experience in the oversight of Webster and fresh approaches to oversight and strategic deliberations, particularly as Webster’s business and best practices of corporate governance evolve. Consistent with this commitment to constructive refreshment, Webster has added three new directors since 2014 and has had one director retire, with a second director retiring effective with the 2017 Annual Meeting. One result of the refreshment is a reduction in the median tenure of independent directors following the 2017 Annual Meeting to eight years.

When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account a number of factors in addition to the foregoing competencies, including the following:

•	independence from management;
•	judgment, skill, integrity and reputation;
•	relevant specific industry experience;
•	age, gender and ethnic background;
•	current position with another business or entity;
•	potential conflicts of interests with other pursuits; and
•	existing ties to the Company’s and Bank’s markets.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including third party search firms. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

Webster’s Bylaws permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, provided such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 14, 2017 and by filing a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission on February 14, 2017. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 13 of Webster’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Section 13 of Webster’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Webster which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice, (i) the name and address, as they appear on Webster’s books, of such shareholder, and (ii) the class and number of shares of Webster which are beneficially owned by such shareholder. In considering any nominees for directors recommended by a shareholder, the Nominating and Corporate Governance Committee considers, among other things, the same factors set forth above.

Compensation of Directors

The following table summarizes the compensation paid to Webster’s non-employee directors during 2016. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries. Beyond these and other standard arrangements described below, no other compensation was paid to any such director.

Name	Fees Earned or Paid in Cash ($) 1	Stock Awards ($) 2	Option Awards ($) 3	All Other Compensation ($) 4	Total ($)

William L. Atwell	48,950	62,877	—	3,235	115,062

Joel S. Becker	48,950	62,877	—	3,490	115,317

John J. Crawford	72,525	77,217	—	3,782	153,524

Elizabeth E. Flynn	52,275	62,877	—	3,158	118,310

C. Michael Jacobi	43,250	62,877	—	3,288	109,415

Laurence C. Morse	48,025	62,877	—	3,490	114,392

Karen R. Osar	63,450	62,877	—	3,490	129,817

Mark Pettie	62,700	62,877	—	3,490	129,067

Charles W. Shivery	54,325	62,877	—	3,490	120,692

Lauren C. States	20,500	41,980	—	278	62,758

[1]	Includes meeting fees, paid January through April, and board and committee retainers paid May through December, prorated on a quarterly basis. Ms. States joined the board on September 19, 2016.

[2]

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the restricted shares awarded to Mses. Flynn and Osar and Messrs. Atwell, Becker, Crawford, Jacobi, Morse, Pettie and Shivery in 2016 was $36.77 per share, and $37.82 per share for Ms. States. The assumptions used to calculate the amount recognized for these stock awards are set forth in footnote 18 to Webster’s audited financial statements contained in Webster’s Form 10-K for the year ended December 31, 2016. As of December 31, 2016, Ms. Osar and Messrs.

Becker, Jacobi, Morse, Pettie and Shivery had 3,473 unvested restricted shares from the annual equity grants in 2014, 2015 and 2016, and Messrs. Atwell and Crawford and Mses. Flynn and States had 3,325, 3,863, 3,207, 1,110 unvested restricted shares, respectively.

[3]

No stock options were granted to non-employee directors in 2016. As of December 31, 2016, each director had the following number of options outstanding, all of which are currently exercisable: Mr. Atwell 0; Mr. Becker, 41,910; Mr. Crawford, 36,910; Ms. Flynn, 0; Mr. Jacobi, 41,910; Mr. Morse, 41,910; Ms. Osar, 29,410; Mr. Pettie, 19,798; and Mr. Shivery, 13,274; and Ms. States, 0.

[4]	Reflects the dollar amount of dividends paid on unvested restricted stock for the fiscal year ended December 31, 2016.

Webster uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Webster targets director compensation to be at the median for its peer group (as described in “Compensation Discussion and Analysis” below), with the opportunity to earn significantly more based on Webster’s total shareholder return. Stock Ownership Guidelines have also been established for directors to closely align directors’ interests with those of Webster’s shareholders.

During 2016, the methodology for non-employee director compensation was changed from paying an annual retainer and fees for each board and committee meeting attended, to paying an annual board retainer and annual committee retainers. In addition, non-employee directors received 1,710 shares of restricted stock, with the exception of Ms. States, who became a director on September 19, 2016, and received 1,110 shares. The Lead Director received 2,100 shares of restricted stock. All restricted stock vests after one year and has a two year holding period following the vesting period. Webster continued to reimburse directors for reasonable travel expenses incurred in connection with attending Board meetings.

From January to April 2016, each non-employee director received $1,200 for each Webster or Webster Bank Board meeting attended, $1,200 for each committee meeting attended, and $600 for each telephonic Webster or Webster Bank Board and committee meeting called by either Webster or Webster Bank. Each non-employee director of both Webster and Webster Bank received a total of $2,000 for separate board meetings of Webster and Webster Bank that were held on the same day. Non-employee directors received $1,000 for attending a committee meeting if it was held on the same day as a Board meeting and $1,000 for attending a second committee meeting if more than one committee meeting was held on the same day.

From May to December 2016, the following schedule was in effect:

Retainer	Amount

Annual Board Retainer - Lead Director	$61,500

Annual Board Retainer - Director	$42,000

Annual Audit Committee Retainer - Chair	$24,000

Annual Audit Committee Retainer - Member	$9,000

Annual Compensation Committee Retainer - Chair	$16,000

Annual Compensation Committee Retainer - Member	$6,000

Annual Nominating & Corporate Governance Committee Retainer - Chair	$12,000

Annual Nominating & Corporate Governance Committee Retainer - Member	$4,500

Annual Risk Committee Retainer - Chair	$20,000

Annual Risk Committee Retainer - Member	$6,000

Webster stock ownership guidelines require non-employee directors to own Webster Common Stock with a market value equal to at least $300,000. Non-employee directors who do not meet the guidelines agree to hold all long term incentives, which include vested restricted stock and exercised stock options (net of exercise price and taxes), until they achieve the required ownership threshold of Webster Common Stock.

Communications with Directors

The Company’s shareholders and other interested persons who want to communicate with the Board of Directors, any individual Director, the Lead Director, the non-management directors as a group or any other group of directors, can write to:

[Name of Director or Directors]

c/o Lead Director of the Board of Directors

Webster Financial Corporation

P.O. Box 1074

754 Chapel Street

New Haven, Connecticut 06510

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the intended recipient(s) or the full Board, as appropriate.

Director Attendance at Annual Meetings

Webster typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Last year all of the individuals then serving as directors attended the annual meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers of Webster Financial Corporation

The following table sets forth information regarding the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving on December 31, 2016 (the “named executive officers” or “NEOs”).

Name	Age as of December 31, 2016	Positions with Webster and Webster Bank
James C. Smith	67	Chairman, Chief Executive Officer and Director

John R. Ciulla	51	President and Director of Webster Bank

Glenn I. MacInnes	55	Executive Vice President and Chief Financial Officer

Nitin J. Mhatre	46	Executive Vice President, Community Banking

Daniel Bley	48	Executive Vice President and Chief Risk Officer

Provided below is biographical information for each of Webster’s NEOs, other than Mr. Smith. For information regarding Mr. Smith, see “Election of Directors-Information as to Nominees.”

John R. Ciulla is President of Webster and Webster Bank. Mr. Ciulla joined Webster in 2004 and has served in a variety of management positions at the Company, including Chief Credit Risk Officer and Senior Vice President, Commercial Banking, where he was responsible for several business units. He was promoted from Executive Vice President and Head of Middle Market Banking to lead Commercial Banking in January 2014 and President in October 2015. Prior to joining Webster, Mr. Ciulla was managing director of The Bank of New York, where he worked from 1997 to 2004. He is the Chairman of the board of the Connecticut Business & Industry Association and serves on the board of the Business Council of Fairfield County.

Glenn I. MacInnes is Executive Vice President and Chief Financial Officer of Webster and Webster Bank. He joined Webster in 2011. Prior to that, Mr. MacInnes was Chief Financial Officer at New Alliance Bancshares for two years and was employed for 11 years at Citigroup in a series of positions, including deputy CFO for Citibank North America and CFO of Citibank (West) FSB. Mr. MacInnes serves on the board of Wellmore Behavioral Health, Inc.

Nitin J. Mhatre is Executive Vice President, Head of Community Banking of Webster and Webster Bank. He joined Webster in October 2008 as Executive Vice President, Consumer Lending of Webster Bank and was appointed Executive Vice President, Consumer Finance in January 2009. He was promoted to his current position in August of 2013. Prior to joining Webster, Mr. Mhatre worked at Citigroup across multiple geographies including St. Louis, Missouri, Stamford, Connecticut, Guam, USA and India, in various capacities. In his most recent position, he was the Managing Director for the Home Equity Retail business for CitiMortgage based in Stamford, Connecticut. Mr. Mhatre is a board member of Consumer Bankers Association headquartered in Washington, D.C., and also serves on the board of Junior Achievement of Southwest New England.

Daniel H. Bley is Executive Vice President and Chief Risk Officer of Webster and Webster Bank since August of 2010. Prior to joining Webster, Mr. Bley worked at ABN AMRO and Royal Bank of Scotland from 1990 to 2010, having served as Managing Director of Financial Institutions Credit Risk and Group Senior Vice President, Head of Financial Institutions and Trading Credit Risk Management. Mr. Bley currently serves on the board of Junior Achievement of Western Connecticut.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures that follow. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2016 fiscal year, and the Board has approved the recommendation.

Compensation Committee

Charles W. Shivery (Chair)

William L. Atwell

Joel S. Becker

Laurence C. Morse

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) discusses in detail the 2016 executive compensation program for the Company’s NEOs. The Compensation Committee (“Committee”) recommends the base salary for the CEO to the Board of Directors, approves the annual cash incentive and long-term equity-based incentives (“LTI”) for the CEO, and approves the compensation for Webster’s other NEOs. Non-NEO members of the Executive Management Committee are also compensated under the same compensation program.

At the annual meeting of shareholders held on April 28, 2016, Webster held an advisory vote on executive compensation. Approximately 98% of the shares of Webster Common Stock that were voted on the proposal were voted for the approval of the compensation of the NEOs as discussed in Webster’s 2016 Proxy Statement. The Committee considers the outcome of the vote when determining compensation policies and setting NEO compensation and believes that the results show strong support for Webster’s compensation policies and procedures. No changes in the overall structure of the programs were made in 2016.

Executive Summary

Based on 2016 performance, the Committee approved total compensation for NEOs, which is moderately higher than compensation for 2015, given the continued improvement in financial and credit-related results, considerable progress toward setting and achieving strategic goals and financial performance that exceeded the Peer Group’s performance. The Committee intended that total direct compensation (including the February 2017 LTI grants based on 2016 performance) be moderately higher than median Peer Group compensation.

Highlights of 2016 Operating Performance

Webster reported record net income driven by higher revenue, disciplined expense management and further improvement in asset quality. Strong loan demand boosted core revenue. Webster purposefully invested in strategies that are expected to increase Economic Profit1 over time.

Highlights Summary (results versus prior year)

•	Record net income of $207.1 million, up 1.17%

•	Record net income applicable to common shareholders of $198.4 million, up 1.57%

•	Record pre-provision net revenue of $359.8 million, up 3.7%

[1]

Economic Profit is a non-GAAP measure and is calculated at the consolidated and business unit level. Economic Profit is defined as net income less the imputed cost of equity capital which we estimate at 9.5%.

•	Continued improvement in asset quality;

◾	Annualized non-performing loans as a percentage of loans 0.79%, down from 0.89% in 2015

◾	Annualized net charge-offs as a percentage of average loans and leases of 0.23%, flat compared to 2015

•	Overall loan growth of 8.6% with growth in commercial and commercial real estate loans of 13.2%

•	Deposit growth of 7.5% and HSA deposit growth of 14.7%

•	Return on Average Tangible Common Shareholders’ Equity of 11.36% versus 11.96% in 2015

•	Return on Average Common Shareholders’ Equity of 8.44% versus 8.70% in 2015

•	Return on Average Assets of 0.82% versus 0.87% in 2015

Objectives of Compensation Program

Webster’s executive compensation program is designed to attract, engage and retain qualified executives and to reward actions and results that the Committee and Board of Directors believe will increase Economic Profits and maximize shareholder return. Special attention is given to ensuring that compensation plans do not encourage NEOs or other executives to take excessive risks.

Webster’s executive compensation program is highly performance based and closely aligns total compensation with achievement of Webster’s financial and strategic goals. A meaningful portion of total compensation is variable and tied to future shareholder return, thereby rewarding NEOs and other executives for pursuing strategies that are expected to increase Economic Profits over time.

The compensation program has four primary objectives:

•

Performance Based - A majority of total compensation is intended to be variable based on: the Company’s success in achieving pre-established financial and strategic goals, with particular emphasis on return on equity; and, its performance relative to the Peer Group; and, absolute and relative total shareholder return (“TSR”).

•

Equity Based - A meaningful portion of the total compensation opportunity is equity-based and is highly dependent on: return on equity (“ROE”) over a three year period; and TSR over a three-year period including as compared to the Peer Group.

•

Competitive - Total compensation opportunities should be competitive, thus enabling Webster to attract, engage and retain highly qualified NEOs and other executive officers who will be motivated to achieve Webster’s financial and strategic goals.

•

Safety and Soundness - Webster’s incentive compensation programs reward individual actions and behaviors that support Webster’s mission, business strategies and performance-based culture and do not encourage excessive risk taking.

Compensation Best Practices

The Committee annually reviews best practices in executive compensation and governance and continues to enhance our policies and practices, which include the following:

2016 Compensation and Governance Best Practices

We Do	We Do Not
A substantial portion of each NEO’s total compensation opportunity is variable, such that actual compensation is closely tied to financial performance and business results	No employment agreements
Stock ownership guidelines that are reviewed annually and include a one-year post vesting holding period that remains in effect if the executive terminates from the Company	No stock option repricing
The value of LTI granted in February each year is determined based in part on the NEO’s performance in the prior year	Perquisites available to NEOs and other executive officers have been limited and reviewed annually by the Compensation Committee
Long-Term equity program is 75% performance based driving a pay for performance culture	No excise tax gross-up provisions in any agreements with our NEOs
Review Proxy Peer Group annually	No dividends paid on unvested performance shares
Independent Compensation Consultant to the Compensation Committee	No hedging or pledging of shares

Setting 2016 Compensation

In February 2016, the Committee reviewed all elements of compensation for NEOs and approved the compensation structure. The program is intended to provide NEOs with a compensation opportunity commensurate with persons with similar duties and responsibilities at other financial institutions. In determining levels of NEOs’ overall compensation, the Committee also considers the qualifications and experience of the respective officer, Webster’s size and complexity of operations and, to a certain extent, the compensation paid to other persons employed by the Company. The Committee uses external data as input for the Committee’s analysis and to obtain a general understanding of current market compensation practices, rather than as strict rules for establishing compensation. A meaningful portion of pay is tied to financial and strategic performance. Consequently, actual compensation received will vary from targeted compensation.

Compensation Consultant

In carrying out its responsibilities, the Committee engages McLagan, an independent compensation consultant, to offer market perspectives on annual pay, current executive compensation trends and compensation programs currently in place at Webster. The consultant also provides insight into regulatory issues affecting compensation. The Committee has the authority to hire and terminate the consultant and determine the nature and scope of the consultant’s assignments. The Committee has engaged McLagan since June 2010. The Committee reviewed the work performed by McLagan and, under SEC and NYSE regulations, determined that the work did not create a conflict of interest.

McLagan provided the Committee ongoing insights relating to trends in executive compensation in the banking sector. At the direction of the Committee, McLagan reviewed all elements of compensation for the NEOs and other executive officers and made recommendations with regard to plan design. McLagan also reviewed an analysis of Webster’s 2016 performance relative to peers and opined on management’s proposals to the Committee regarding 2016 executive compensation. McLagan attended all Committee meetings and in each one of those meetings had the opportunity to meet with the Committee in executive session. The Committee weighs the consultant’s perspective as part of its decision-making process. The Committee communicates compensation decisions directly to management. The Committee utilized market context and recommendations from McLagan when determining the amount and form of compensation paid to Webster’s executive officers and directors during 2016.

Compensation Peer Group

The Committee uses proxy information for the Peer Group to review annually the compensation of Webster’s NEOs relative to comparable positions. This review is supplemented by available market survey data. The Committee may also use comparisons to the Peer Group to consider other market practices relevant to the scope of the NEOs’ responsibilities. This may include, for example, change in control provisions and stock ownership guidelines.

In 2016, the Committee considered actual and, where available, target compensation data from the Peer Group. This data was presented by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs.

The Committee reviews the composition of the Peer Group annually with the assistance of McLagan with the objective of maintaining a group of peer banks that individually and collectively represent suitable comparators for compensation-related analyses. Suitability is defined using a number of factors, including size, scope, business mix and geographic focus. Scope measures include total assets, net revenue, market capitalization and number of employees. Business mix is reflected by an analysis of loan composition (consumer, real estate, commercial and construction) and revenue composition (sources and proportion of net interest income and non-interest income). Banks with a geographic focus outside the continental United States are excluded regardless of the appropriateness of their scope and business mix. In late 2015, at the request of the Committee, McLagan prepared an evaluation of our Peer Group for use in 2016. As a result of the evaluation, a recommendation was made to add two companies to the Peer Group for 2016 - FNB Corporation and Synovus Financial Corporation. Three companies were removed from the Peer Group due to those companies being acquired - Susquehanna Bancshares (acquired by BB&T), City National Corporation (acquired by Royal Bank of Canada) and First Niagara Financial Group (acquired by KeyCorp). The Committee approved the recommendation and identified the 12 companies listed below as the Peer Group for 2016:

2016 Compensation Peer Group[1]
Company	Total Assets (in millions)

Associated Banc-Corp	$27,712

BancorpSouth, Inc.	$13,799

BOK Financial Corporation	$31,476

Commerce Bancshares, Inc.	$24,605

Cullen/Frost Bankers, Inc.	$28,566

FNB Corporation	$17,558

Fulton Financial Corporation	$17,915

Hancock Holding Company	$22,834

People’s United Financial, Inc.	$38,877

Synovus Financial Corporation	$28,793

TCF Financial Corporation	$20,690

Valley National Bancorp	$21,613

75th Percentile	$28,624

Median	$23,722

25th Percentile	$19,997

Webster	$24,678

Webster Percent Rank	55%

[1]	Data as of 12/31/2015 and is provided by Equilar Insight

Elements of 2016 Compensation

Webster’s compensation program has three basic elements: base salary, annual cash incentive and LTI. The annual cash incentive rewards current year performance, while the LTI aligns the NEOs’ interests with the long-term goals and performance of the Company. LTI grants consist of a 75%/25% mix of performance based shares and time-based restricted stock. Performance shares have a three-year performance period with cliff vesting, and time-based restricted stock has a three-year vesting schedule of one-third on each anniversary date of the grant.

The Committee reviews all elements of compensation annually, separately and in aggregate, to ensure that the total amount of compensation is within appropriate competitive parameters based on data from independent sources and based on the performance of the Company and NEOs.

In early 2016, the Committee engaged McLagan to provide an analysis of Webster’s total compensation as well as the individual components compared to the Peer Group and McLagan’s 2015 Top Management Survey. This data contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs. Based on the findings, the Committee set the components of pay and the weight of each component creating a structure that reflects Webster’s objectives for compensation while allowing individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee. See earlier section titled Objectives of Compensation Program for details.

The chart below breaks down target total direct compensation by component, including target and pay mix of each component by NEO for the program approved in February 2016. For purposes of this table, “pay mix” represents the percentage of total direct compensation for each component.

2016 Components of Total Direct Compensation at Target

Name and Principal Position	Salary		Annual Cash Incentive		Total Cash Compensation		Long-Term Incentive		Total Direct Compensation
	Year-End 2016	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix
James C. Smith Chairman and CEO	$950,000	26%	$950,000	26%	$1,900,000	52%	$1,757,500	48%	$3,657,500	100%

John R. Ciulla President	$480,000	35%	$360,000	26%	$840,000	61%	$528,000	39%	$1,368,000	100%
Glenn I. MacInnes EVP and CFO	$475,000	35%	$356,250	26%	$831,250	61%	$522,500	39%	$1,353,750	100%

Nitin J. Mhatre EVP, Community Banking	$375,000	39%	$262,500	27%	$637,500	67%	$318,750	33%	$956,250	100%
Daniel H. Bley EVP and Chief Risk Officer	$390,000	43%	$234,000	26%	$624,000	68%	$292,500	32%	$916,500	100%

Salary

Annual salary is the only fixed component of Webster’s executive compensation program. In setting salary, the Committee looks at current pay practices, Peer Group comparisons and general market analysis in consultation with its compensation consultant, McLagan. The Committee then establishes salaries that are competitive to the Peer Group for similar positions. The Committee reviews the salaries on an annual basis.

In the case of a change in role, an officer’s new responsibilities, external pay practices, internal equity, past performance and experience are all considered in determining whether a change in salary is warranted.

As part of the Committee’s annual salary review, salaries were determined to be reasonably competitive when compared with the actual proxy data of the Peer Group and benchmark survey information. In 2016, all of the NEOs received an adjustment to base salary as a result of this review.

Annual Cash Incentive Compensation - Plan Overview

Annual cash incentive compensation is variable based on performance and ties a significant portion of the NEOs’ compensation to achievement of the Company’s annual financial plan and also considers financial performance relative to the Peer Group. The Committee approves measurements for the plan annually. For

2016, target incentives were set for each of the NEOs between 26% and 27% of total compensation. The plan is designed so that the weighted average performance for the financial measures must exceed a predetermined threshold before a payout can be made.

The plan is structured to calculate incentives based on two Primary Components:

1.

Corporate Component - This component has two elements: Financial Performance relative to plan and Performance Relative to Peer Group. Financial Performance is determined by scoring performance against four pre-established financial measures tied to the annual financial plan. Each measure is weighted based on relative importance, and then the measures are totaled to determine a weighted score. Adjustments to this score may then be made, by as much as 20 percentage points, based on the Committee’s assessment of the Company’s performance against financial performance goals and their degree of difficulty and the Committee’s assessment of performance against the four pre-established financial measures relative to the Company’s Peer Group.

2.

Line of Business Component - The Line of Business Component is determined based on the financial performance of the line of business against its pre-established financial goals for the year. Adjustments may then be made based on the CEO’s and the Committee’s assessment of results against strategic objectives, the competitive environment and the degree of difficulty of the goals. The program dictates that the Line of Business Component is not scored or paid out unless the Corporate Component is scored at or above its threshold payout level. Mr. Mhatre, EVP of Community Banking, is the only line of business head among the NEOs.

The Corporate Component rating generates a potential funding of 0% to 150% of target. A score of 100% would pay out at target. There is an aggregate threshold score of approximately 70%, which generates a payout of 50% of target, below which no payout is earned. Scores below 50% on an individual measure are reduced to zero and a total weighted score below 50% on the four goals in the aggregate earns no payout.

The two Primary Components are weighted based on each NEO’s responsibilities. The weighting of the Primary Components is shown in the chart below:

2016 Weight of Primary Components

Name	Corporate Performance	Line of Business Performance

James C. Smith	100%	0%

John R. Ciulla	100%	0%

Glenn I. MacInnes	100%	0%

Nitin J. Mhatre	40%	60%

Daniel H. Bley	100%	0%

Annual Cash Incentive Scoring - Results

Corporate Financial Performance - Webster’s 2016 results compared to plan are set forth in the table below. The Committee has discretion to make adjustments for extraordinary, unusual or non-recurring items. For 2016, adjustments were made for three non-recurring items resulting in an adjustment of 2.5%.

2016 Annual Cash Incentive - Corporate Financial Performance

Financial Metric	Threshold	Target	Maximum	Actual	Score	Weight	Weighted Score
Pre-Tax Pre-Provision Income	$314.5	$374.5	$434.6	$359.8	87.7%	35%	30.7%

Return on Average Equity	6.98%	8.44%	9.89%	8.35%	96.9%	30%	29.1%

Efficiency Ratio	63.50%	60.79%	59.77%	62.01%	77.5%	20%	15.5%

Credit:

NPL’s / Average Loans[1]	1.30%	1.05%	0.80%	0.82%	147.3%	7.5%	11.0%

NCO’s / Average Loans[1]	0.29%	0.24%	0.18%	0.23%	108.9%	7.5%	8.2%

Total						100%	94.5%

Discretionary Adjustment							2.5%

[1]	NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs

Performance Relative to Peer Group – As previously described, the Committee has discretion to adjust the Corporate Component Score by plus or minus 20 percentage points based on Webster’s performance against pre-established financial measures or performance relative to its Peer Group. The table below shows Webster’s performance relative to the twelve companies in the Peer Group.

The Committee recognized Webster’s continued strong and improving performance relative to the Peer Group, as Webster’s weighted score reached the 67th percentile up from 62nd the prior year, and determined that a positive adjustment of 3.0% was appropriate.

2016 Annual Cash Incentive - Performance Relative to Peer Group

Financial Metric[1]	2016				2015[2]
	Results	% Rank	Weight	Weighted Score	% Rank	Weight	Weighted Score

Pre-Tax Pre-Provision Income/Avg. Assets	1.43%	75%	35%	26.25%	67%	35%	23.31%

Return on Average Equity	8.35%	67%	30%	19.98%	67%	30%	19.98%

Efficiency Ratio	62.36%	67%	20%	13.34%	83%	20%	16.68%

Credit:

NPL’s / Average Loans[3]	0.81%	50%	7.5%	3.75%	8%	7.5%	0.63%

NCO’s / Average Loans[3]	0.22%	50%	7.5%	3.75%	17%	7.5%	1.25%

	Weighted Score			67.07%	Weighted Score		61.85%

	Discretionary Adjustment			3.0%

[1]	Data as reported by SNL Securities for comparability.

[2]	2015 has been adjusted to reflect the companies in the 2016 Peer Group.

[3]	NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs.

Final Corporate Component - The final Corporate Component was determined by taking the Financial Performance score of 94.5% and adding the Committee’s adjustments for non-recurring items of 2.5% and Performance Relative to Peer Group of 3.0% which resulted in a final score equal to 100.0% of target.

2016 Annual Cash Incentive - Financial Performance and Adjustments
Financial Performance	Non-Recurring Items Adjustment	Peer Group Adjustment	Final Corporate Component
94.5%	2.5%	3.0%	100.0%

Line of Business Component - Given Mr. Mhatre’s responsibilities as Head of the Community Banking line of business, 60% of his target annual incentive is payable based on the results of that line of business.

Mr. Mhatre continued to lead Community Banking along its Transformational Strategic Roadmap to deliver pre-tax, pre-provision net revenue of over $110 million in 2016 – resulting in a line of business financial score of 112%. Community Banking continued to optimize its business model focused on delivering automated, electronic, mobile services that meet rapidly changing preferences of consumers and businesses while maximizing high value customer share and customer satisfaction. Balances grew in each category with loans, deposits and investment assets under administration growing year over year, with particular strong growth in business loans and business deposits. 2016 was a record year for business loan originations. Banking Centers’

sales productivity grew year over year by 19 percent. Investments in electronic infrastructure continued to drive self-service as reflected in 16 percent growth in mobile banking customers. Nearly 70 percent of all balance changing transactions were conducted through self-service channels. Efficiency improvement initiatives such as ‘Fast-Track’ business loans significantly reduced loan turn times, while improving corresponding customer demand. The most significant franchise-building initiative in 2016 was expansion in Boston where Community Banking opened 17 new Banking Centers to deliver all of Webster’s products and services to this high-growth, high-potential market. The Boston expansion delivered approximately $200 million and $113 million in new deposits and loans in 2016, falling short of goal, though long-term prospects remain intact. Community Banking continued to maintain its ‘best-in-class’ customer satisfaction and net promoter scores.

2016 Annual Cash Incentive Compensation Awarded in February 2017

Individual NEO Performance - Individual performance is determined through the annual review process as part of the Company-wide performance management process. Each NEO is evaluated based on achievement of individual performance objectives which include strategic goals, personal behavior, risk management, regulatory compliance and people leadership. The Committee evaluates the CEO, and the CEO evaluates the other NEOs in consultation with the Committee.

NEO’s Performance Summaries for 2016
Name	Performance Summary
James C. Smith

Mr. Smith led Webster’s record performance for 2016. Notable achievements were increased core revenue for the seventh straight year, record net income, top quartile shareholder return among our midsize bank peers, improved credit quality and strong risk management. He guided Webster’s strategic choices including the allocation of capital and other resources to strategies that create value for customers and maximize shareholder return. Webster missed plan for pre-provision net revenue despite strong loan originations, primarily due to lower than anticipated interest rates, and missed its efficiency ratio plan due to the combination of the challenging rate environment and the accelerated investment in HSA Bank. Mr. Smith sponsored an intensive review of Webster’s strategies led by Mr. Ciulla.

John R. Ciulla

Mr. Ciulla was elected President in October 2015 and assumed overall responsibility for Community Banking, Private Banking and Marketing in addition to his ongoing responsibilities as head of Commercial Banking. Commercial Banking and Community Banking, the largest business units, outperformed their financial targets. Commercial Banking had a record year measured by originations, revenue and economic profit. Mr. Ciulla led an intensive review of Webster’s strategies which resulted in a restacking of strategic priorities including increased and accelerated investment in HSA Bank and increased investment in Commercial Banking strategies.

Glenn I. MacInnes

Mr. MacInnes continued to lead Webster’s Finance organization and in 2016 assumed management responsibility for Operations and Technology. He developed initiatives and provided guidance enabling Webster to improve year-over-year financial performance and achieve the Company’s financial objectives. He further optimized the balance sheet in anticipation of a higher interest rate environment and effectively managed interest rate and liquidity risk. Mr. MacInnes successfully led the regulatory stress test process for the organization. He further enhanced the internal and external financial reporting process.

Nitin J. Mhatre

Mr. Mhatre continued to lead Community Banking and its Transformational Strategic Roadmap to deliver pre-tax, pre-provision net revenue of over $110 million in 2016 – resulting in a line of business financial score of 112%. The Community Banking group led the expansion of Webster’s footprint in Boston by opening 17 new Banking Centers through lease transfer from Citibank. This expansion delivered approximately $200 million and $113 million in new deposits and loans in 2016, falling short of goal, though long-term prospects remain intact. Business Banking had a record year for loan originations and Banking Centers’ sales productivity grew year-over-year by 19 percent. Digital Banking programs drove growth in mobile banking customers by 16 percent and nearly 70 percent of all balance changing transactions were conducted through self-service channels in the year. Community Banking continued to maintain its ‘best-in-class’ customer satisfaction and net promoter scores.

Daniel H. Bley

Mr. Bley developed and supported the execution of the bank’s risk management strategy in alignment with the strategic plan, which included enhancements to organization, policy and process across key risk management disciplines. He provided successful stewardship of the credit portfolio, supporting strong growth in Commercial Lending activities and expansion in residential and consumer lending, coupled with improvements in key asset quality metrics. Through his leadership, Webster sustained and enhanced its strong risk management culture with effective enterprise risk programs including enhancements in operational risk and compliance activities. He vigilantly monitored current and emerging risks and recommended changes in risk appetite in close consultation with the Risk Committee of the Board. He led the risk assessment of the strategic review led by Mr. Ciulla.

2016 Annual Cash Incentive Compensation - Upon completing the scoring of the two Primary Components (Corporate and Line of Business), the scores are applied to the CEO’s and each NEO’s annual cash incentive target based on the weightings in the Weight of Primary Component Table to calculate the cash incentive awards. The Committee retains discretion to adjust the CEO’s calculated annual cash incentive award. The CEO retains discretion, in consultation with the Committee, to adjust the NEOs’ calculated annual cash incentive awards.

Discretionary Adjustment for Individual Performance - Based on the CEO’s assessment of each NEO’s individual performance measured against specific performance objectives and overall, the CEO may use discretion to determine a positive or negative adjustment to the calculated annual cash incentive award. Additionally, the CEO in consultation with the Chief Risk Officer and the Chief Human Resources Officer considers potential adjustments (referred to as meaningful consequences) based on each NEOs record of identifying, managing and mitigating risk, including an assessment of outcomes in the areas of compliance, operating risk, credit, audit findings or regulatory citings, or other contributions that should be taken into account.

The Committee considers potential adjustments for the CEO based on his performance against performance objectives and his leadership of the Company. In addition, the Committee considers meaningful consequences adjustments to the CEO based on his record of managing and mitigating risk.

A thorough review of risk management in the areas of regulatory, internal audit, operating and credit compliance and Sarbanes-Oxley (SOX) took place. As a result of the review, downward adjustments were made to the annual cash incentive payments of Messrs. MacInnes and Bley at the recommendation of the CEO and approval by the Committee and to Mr. Smith by the Committee, totaling $81,700. In addition, due to a correction of prior period performance related to the Company’s HSA Bank segment for 2015 and the first quarter of 2016, downward adjustments to all NEOs’ incentives were made to fully reflect the negative impact this correction had on 2015 Corporate STI results. This total adjustment was $32,125 for the NEOs and was deducted from their 2016 incentive payments. Finally, a positive adjustment of $40,000 was made to Mr. Ciulla’s incentive payment in recognition of his important strategic and leadership contributions in his expanded role as President.

2016 Final Payment Determination - The Committee determines and approves the short-term incentive award for the CEO and reviews and approves the short-term incentive awards that are recommended by the CEO for the other NEOs. The final tabulations for annual cash incentive compensation are set forth below:

2016 Annual Cash Incentive Compensation
Name	Annual Incentive Target	Corporate Component	Line of Business Component	Calculated Award	Individual Discretionary Adjustment	Total Cash Incentive Award	Award as a Percent of Target
James C. Smith	$950,000	100%	Not Applicable	$950,000	-$46,075	$903,925	95.2%
John R. Ciulla	$360,000	100%	Not Applicable	$360,000	$37,452	$397,452	110.4%
Glenn I. MacInnes	$356,250	100%	Not Applicable	$356,250	-$37,864	$318,386	89.4%
Nitin J. Mhatre	$262,500	100%	112.1%	$281,700	-$2,571	$279,129	106.3%
Daniel H. Bley	$234,000	100%	Not Applicable	$234,000	-$24,767	$209,233	89.4%

Long-Term Incentive Compensation - Plan Overview

Long Term Incentive Vehicles: Webster awards two forms of LTI grants, performance shares and restricted stock as displayed in the table below:

Long Term Incentive Vehicles
Vehicle	Vesting	Rationale	Vehicle Mix
Performance Shares	Vests at the conclusion of three-year performance period	To align LTI to the achievement of return on equity goals and to absolute and relative total shareholder return	75%
Time-Vested Restricted Stock	One third vests per year	To provide LTI and retention value to the NEOs and other executives	25%

Performance Shares: Performance Shares vest at the conclusion of the three-year performance period and the Committee certifies the results based 50% on Company three-year total shareholder return relative to Webster’s Peer Group and 50% on the three-year average return on equity compared to plan. Performance must meet threshold levels or the shares are forfeited.

•

Three-year Total Shareholder Return reflects the rate of return including price appreciation plus reinvestment of dividends calculated as follows: (ending stock price – beginning price + dividends paid per share) / beginning stock price. Peer Group reflects Webster’s Compensation Peer Group listed in the Compensation Peer Group section.

•

Average Return on Equity is calculated as the ratio of adjusted net income to adjusted average equity. The average return on equity targets are set annually during the performance period by the Committee giving consideration to the Board approved financial plan set at the end of the prior year. The score is calculated each year and then averaged over three years.

Payout Determination for Performance Shares Granted in February 2016 Based on 2016-2018 Performance
Payout Metric	Below Threshold Payout	Threshold Payout	Target Payout	Maximum Payout
Peer-relative three-year Total Shareholder Return	0%	62%	100%	150%
Average Return on Equity over three-year period	0%	10%	100%	150%

The Company does not vest performance based restricted stock for performance below threshold. A threshold level of performance must be met for each metric in order for payment to be earned. Once threshold performance is achieved, actual awards will be interpolated between threshold and 150% of target.

The Committee may increase or decrease the CEO’s LTI or the other NEOs’ LTI based on a variety of factors including the Company’s prior year performance against financial and strategic goals. The Committee determines the recommended grant for the CEO and reviews and approves the CEO’s recommendation for the other NEOs.

Long Term Incentive Compensation Awarded in February 2017

This table is not required but we included it because our 2017 grants are based in part on 2016 performance.

2017 Long Term Incentive Grant - The February 2017 LTI grants were made in the form of 75% Performance Shares and 25% time-vested restricted stock, as described above, based in part on each NEO’s 2016 performance and granted based on the NEOs’ 2016 base pay and LTI target percent. The Committee approved grants at 100% of target for Mr. Smith and, based on Mr. Smith’s recommendation at 100% of target for Messrs. MacInnes, Ciulla, Mhatre and Bley. The individual performance of each NEO on which the February 2017 grants were based is described in the NEO’s Performance Summary for 2016 table.

2017 Long-Term Annual Incentive Compensation (for 2016 Performance)
Name	Long-Term Incentive Target	Grant as a Percent of 2016 Target	Long-Term Incentive Grant
James C. Smith	$1,757,500	100%	$1,757,500
John R. Ciulla	$528,000	100%	$528,000
Glenn I. MacInnes	$522,500	100%	$522,500
Nitin J. Mhatre	$318,750	100%	$318,750
Daniel H. Bley	$292,500	100%	$292,500

Two-year Supplemental Summary Compensation Table

This table is not required but we included it because our 2017 grants are based in part on 2016 performance.

The table below shows total direct compensation approved by the Committee for 2015 and 2016 performance. LTI grants made in February 2016 are based in part on 2015 performance and are reflected in the 2015 Total Direct Compensation. LTI grants made in February 2017 are based in part on 2016 performance and are reflected in 2016 Total Direct Compensation. Although the 2017 grants will be discussed in next year’s CD&A, we have voluntarily disclosed the grants in the table set forth below. The 2016 and 2017 grants were in Performance Shares and time-vested restricted stock as described above.

Two-year Supplemental Summary Compensation Table (reflects 2017 Long-Term Incentive Grants for 2016 Performance and 2016 Long-Term Incentive Grants for 2015 Performance)

				2017 Long-Term Incentive Grants for 2016 Performance[1]	Total Direct Compensation Received Based on Each Year’s Performance
Name	Performance Year	Year-End Salary	Annual Cash Incentive	2016 Long-Term Incentive Grants for 2015 Performance[2]

James C. Smith	2016	$950,000	$903,925	$1,757,500	$3,611,425
	2015	$925,000	$878,750	$1,711,250	$3,515,000

John R. Ciulla	2016	$480,000	$397,452	$528,000	$1,405,452
	2015	$480,000	$303,849	$341,300	$1,125,149

Glenn I. MacInnes	2016	$475,000	$318,386	$522,500	$1,315,886
	2015	$454,704	$277,994	$432,000	$1,164,698

Nitin J. Mhatre	2016	$375,000	$279,129	$318,750	$972,879
	2015	$360,004	$283,303	$306,000	$949,307

Daniel H. Bley	2016	$390,000	$209,233	$292,500	$891,733
	2015	$381,400	$214,657	$267,000	$863,057

[1]

2017 LTI Performance Share grants for 2016 performance are based on the following valuation: for the portion based on ROE, Webster used the closing price of February 23, 2017; for the portion based on TSR, Webster used the Monte Carlo valuation.

[2]

2016 LTI Performance Share grants for 2015 performance are based on the following valuation: for the portion based on ROE, Webster used the closing price of February 24, 2016; for the portion based on TSR, Webster used the Monte Carlo valuation.

Long Term Incentive Compensation Awarded in February 2016

2016 Long Term Incentive Grant - LTI grants made in February 2016 were based in part on each NEO’s 2015 performance and granted based on the NEOs’ 2015 base pay and LTI target percent. The Committee approved grants as shown in the chart below. The individual performance of each NEO on which the February 2016 grants were based is shown in the NEO’s 2015 Performance Summaries.

2016 Long-Term Annual Incentive Compensation (for 2015 Performance)
Name	Long-Term Incentive Target	Grant as a Percent of 2015 Target	Long-Term Incentive Grant
James C. Smith	$1,711,250	100%	$1,711,250
John R. Ciulla	$341,250	100%	$341,300
Glenn I. MacInnes	$431,969	100%	$432,000
Nitin J. Mhatre	$306,003	100%	$306,000
Daniel H. Bley	$266,980	100%	$267,000

Name	2015 Performance Summary
James C. Smith

Mr. Smith led Webster’s strong financial performance year-over-year and as compared to Webster’s Peer Group. He effectively guided Webster’s strategic choices including the allocation of capital and other resources to strategies that create value for customers and maximize Economic Profits over time. Notable achievements were record core revenue for the sixth straight year, record net income, another full year with efficiency ratio less than 60%, 92% percentile rank against its Peer Group, improved credit quality and strong risk management. Webster missed plan for pre-provision net revenue as strong loan growth and disciplined expense control were offset by spread pressure from lower than anticipated interest rates. Webster’s value-based culture is strong as measured by continuing strong banker engagement survey results.

John R. Ciulla

Effective October 28, 2015, in recognition of his contributions and leadership, Mr. Ciulla was promoted to President of Webster and Webster Bank, and appointed to the Board of Directors of Webster Bank. Mr. Ciulla led the Commercial Bank segment to a record year in which it achieved strong revenue growth and high performance in several key categories, including record loan originations, growth in operating balances and increased Economic Profit. Four of the five Commercial Banking business units generated Economic Profit in 2015. Webster was again recognized by Greenwich Associates for excellence in middle market customer satisfaction in the northeast and nationally.

Glenn I. MacInnes

Mr. MacInnes developed initiatives and provided guidance enabling Webster to improve year-over-year financial performance and achieve the Company’s financial goals. He further optimized the balance sheet in anticipation of the changing interest rate environment. He led Webster’s successful regulatory stress test submission and played an important role in corporate development initiatives, including the acquisition of the JP Morgan Chase HSA portfolio as well as 17 prominently located banking centers in a turn-key de novo transaction in Greater Boston. He further enhanced the financial planning process and internal and external financial reporting.

Nitin J. Mhatre

2015 was the second year of the transformation of Community Banking and all critical components of the Transformational Strategic Roadmap (TSR) were executed well by the Community Banking team led by Mr. Mhatre. The Community Banking Financial Scorecard delivered a composite score of 103%. The year saw the highest ever year-over-year growth in deposits and loan balances, while Banking Center productivity improved by 15 percent year-over-year. Multiple key initiatives were executed during the year. Net Promoter Score for Mass Affluent segment improved further to 62 percent.

Daniel H. Bley

Mr. Bley led the execution of the bank’s risk management strategy. Through effective enterprise risk, operational risk, and compliance activities, Webster sustained and enhanced its strong risk management culture. Mr. Bley provided successful stewardship of the credit portfolio, supporting growth in Commercial Lending activities and improvements in key asset quality metrics.

Retirement Plans

Pension Plan - Webster Bank maintains a frozen defined benefit pension plan. Webster stopped benefit accruals under the plan for all employees, including the NEOs, after December 31, 2007. The Pension Benefits section of this Proxy Statement details pension benefits for the NEOs.

401(k) Plan - Webster Bank maintains a defined contribution 401(k) plan for eligible employees, including the NEOs. All participants in the plan, including each of the NEOs, are eligible to make pre-tax contributions from 1% to 25% of their pay, up to Internal Revenue Code (“IRC”) limits ($18,000 in 2016). Webster Bank matches the employee’s contributions on a dollar for dollar basis for the first 2% of pay the employee contributes and then 50 cents on the dollar for up to the next 6% of pay the employee contributes. In addition, Webster provides transition credits ranging from 1% to 6% of pay for those employees, including NEOs, who were hired before January 1, 2007 and had reached age 35 or older on January 1, 2008. The purpose of transition credits is to help offset the impact of freezing the pension plan. A two-year vesting schedule applies to all Webster contributions. Under IRC limits, annual compensation in excess of $265,000 in 2016 may not be taken into account for determining benefits or contributions under the qualified plan. Employees who are age 50 or older by the last day of the year may contribute an additional $6,000 to the plan.

Supplemental Defined Benefit Plan - Webster Bank maintains a frozen non-qualified supplemental defined benefit plan for certain executives, including NEOs, who were participants in the pension plan. The purpose of the plan was to provide these individuals with supplemental pension benefits in excess of IRC limits for tax qualified pension plans. The plan was frozen as of December 31, 2007. Thus, service and compensation after this date are not used in calculating an NEO’s benefit from the plan.

Supplemental Defined Contribution Plan - Webster Bank maintains a non-qualified supplemental defined contribution plan for certain executives, including the NEOs. This plan provides each NEO with an allocation to their supplemental 401(k) account equal to the additional match and transition credit contributions that the NEO would have received in the qualified 401(k) plan if there were no IRC compensation or deferral limits.

Non-Qualified Deferred Compensation Plan - The executive officers, including each of the NEOs, were eligible to participate in a voluntary non-qualified deferred compensation plan. The plan allowed employees at the senior vice president level and above to defer a portion of their compensation because of the statutory limits under the qualified plan. All deferrals under this plan ceased as of January 1, 2012.

Employment Agreements

The NEOs do not have employment agreements; however, all NEO’s are subject to change in control and non-competition agreements.

Other Executive Benefits

Webster offers a limited number of benefits to the NEOs and other executives in addition to the broad-based employee benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to the Company’s goals. Management reviews the benefits with the Committee for consistency with Webster’s organizational culture and market practices. These benefits are described in a footnote to the Summary Compensation Table.

Post-Termination Arrangements

Webster’s change in control practices are designed to retain the NEOs during rumored and actual change in control activity. During these times, continuity is a key factor in preserving the value of the business.

Webster also provides other termination benefits designed to facilitate changes in key executives as needed. The amounts payable, triggering events and other terms of Webster’s change in control and other termination arrangements are set by the Committee based on Company policy and competitive market information. Webster reviews the provisions of the change in control agreements annually.

Executive Stock Ownership

Webster believes stock ownership by management is beneficial in aligning the interests of management and shareholders. Executive Stock Ownership Guidelines are established to enhance shareholder value and focus each executive’s attention on the long term success of the Company. Webster has adopted stock ownership guidelines for all of the executive officers, including the NEOs.

2016 Stock Ownership Guidelines

Name	Multiple of Base Salary	Value of Multiple	Target Ownership Status
James C. Smith	6X	$5,700,000	Met
John R. Ciulla	4X	$1,920,000	Met
Glenn I. MacInnes	3X	$1,425,000	Met
Nitin J. Mhatre	3X	$1,125,000	Met
Daniel H. Bley	3X	$1,170,000	Met

Once achieved, ownership of the guideline amount must be maintained for as long as the executive is subject to the stock ownership guidelines. Even if stock ownership guidelines have been achieved, NEOs are required to continue to hold all net vested restricted stock and Performance Shares and net shares of Common Stock delivered after exercising stock options for a minimum of one year. This holding period will remain in effect if the NEO terminates from the Company. NEOs who do not meet the guidelines further agree to hold all net Common Stock received through LTI awards until they achieve their respective ownership thresholds. As of December 31, 2016, all NEO’s have met the stock ownership guidelines.

Directors, officers and employees of Webster are prohibited from hedging their ownership of Webster securities, including through the use of options, puts, calls, short sales, futures contracts, equity swaps, collars or other derivative instruments relating to Webster securities, regardless of whether such directors, officers and employees have material non-public information about Webster. Directors and Executive Officers are prohibited from pledging their Webster securities as collateral for a loan.

Policy on Internal Revenue Code Section 162(m)

The Internal Revenue Code Section 162(m) limits the deduction available for compensation paid to the CEO and the three most highly compensated executive officers other than the chief financial officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a Committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment.

Webster’s compensation programs are generally structured to comply with IRC Section 162(m). Where applicable, Webster will endeavor to structure compensation as exempt performance based compensation. Webster does, however, reserve the right to determine to pay compensation to the executive officers, including the CEO, which may not be deductible under Section 162(m) of the IRC.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables contain certain compensation information for the CEO, President, Chief Financial Officer, Executive Vice President, Community Banking and Executive Vice President and Chief Risk Officer.

Summary Compensation Table

Salary, bonus, incentive payments and other compensation amounts to Webster’s NEOs are summarized in the following table. Some of the amounts below represent the opportunity to earn future compensation under performance-based compensation incentives that may be forfeited based on future performance vesting. As a result of mixing compensation paid and contingent compensation, the totals shown in the Summary Compensation Table include amounts that the named executives may never receive.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
James C. Smith	2016	950,000	—	1,697,706	903,925	928,800	374,765	4,855,196
Chairman	2015	925,000	—	1,790,492	878,750	442,200	354,998	4,391,440
and CEO	2014	882,435	—	1,626,823	861,455	1,543,500	245,273	5,159,486

John R. Ciulla	2016	480,000	—	338,603	397,452	6,800	94,511	1,317,366
President	2015	455,768	—	797,345	303,849	0	78,298	1,635,260
	2014	363,479	—	280,895	290,000	3,200	52,111	1,009,685

Glenn I. MacInnes	2016	475,000	—	428,566	318,386	—	80,609	1,302,561
EVP and CFO	2015	454,704	—	451,981	277,994	—	63,639	1,248,318
	2014	453,310	—	399,830	295,600	—	43,298	1,192,037

Nitin J. Mhatre	2016	375,000	—	632,489	279,129	—	66,087	1,352,705
EVP Community	2015	360,004	—	320,169	283,302	—	44,477	1,007,952
Banking	2014	358,521	—	266,147	210,600	—	34,615	869,883

Daniel H. Bley EVP and CRO	2016	390,000	—	593,803	209,233	—	61,714	1,254,750

[1]

Amounts shown in this column are based on the grant date fair value related to restricted stock awards at target made in 2014, 2015 and 2016, in accordance with FASB ASC Topic 718. Mr. Ciulla’s stock award in 2015 was based on his prior role and prior salary as EVP, Commercial Banking. For 2016, Messrs. Mhatre and Bley received special retention restricted stock awards which are included in these amounts.

[2]	Amounts shown in this column represent cash awards paid under the performance based annual incentive plan.

[3]

Webster Bank maintains both a frozen tax-qualified pension plan and a frozen non-qualified supplemental defined benefit plan. These are described more fully in the Pension Benefits section of this Proxy Statement. Benefit accruals for service and compensation were frozen after December 31, 2007. The amounts in this column reflect the change in the actuarial present value of the NEOs’ benefits under both plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Specifically, the assumptions used to value the accumulated benefits at December 31, 2016 consisted of a 4.01% interest rate for the qualified plan versus 4.20% in 2015, a 3.64% interest rate for the non-qualified supplemental plan (4.01% for benefits payable as a lump sum) versus 3.75% in 2015, and the RP-2014 with MMP-2007 Mortality Table. The change in pension value in 2016 is primarily due to the decrease in interest rates used to calculate the present value of the benefits and actuarial increases for executives over age 65. The changes in pension value in 2016 under the tax-qualified pension plan and non-qualified pension plan for each NEO were as follows:

2016 Change in Pension Value and Non-Qualified Deferred Compensation Earnings
Name	Change in Qualified Pension Value ($)	Change in Non-Qualified Pension Value ($)	Total ($)
James C. Smith	(7,500)	936,300	928,800
John R. Ciulla	6,800	—	6,800

[4]

All Other Compensation includes amounts contributed or allocated, as the case may be, to the 401(k) plan (excluding the NEOs’ contributions to the qualified 401(k) plan), the non-qualified supplemental defined contribution plan, dividends paid on unvested restricted stock and on earned performance-based stock awards and the premium on a life insurance policy. All Other Compensation items in the Summary Compensation Table include the following amounts:

2016 All Other Compensation
Name	Company Contribution to 401(k) Plan ($)	Supplemental Defined Contribution Plan ($)	Dividends ($)	Premium on Life Insurance Policies ($)
James C. Smith	27,547	173,616	160,189	13,413
John R. Ciulla	16,947	37,923	36,137	3,505
Glenn I. MacInnes	11,647	26,003	40,564	2,395
Nitin J. Mhatre	11,647	21,268	32,107	1,065
Daniel H. Bley	11,647	18,586	29,903	1,578

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2016, the following table displays all non-equity incentive plan and equity incentive plan awards that were made to the NEOs:

Grants of Plan-Based Awards In 2016
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares or Stock or Units (#)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James C. Smith	2/24/2016	475,000	950,000	1,900,000	13,981	38,837	58,256	12,946	32.89	1,697,706
John R. Ciulla	2/24/2016	180,000	360,000	720,000	2,789	7,746	11,619	2,582	32.89	338,603
Glenn I. MacInnes	2/24/2016	178,125	356,250	712,500	3,529	9,804	14,706	3,268	32.89	428,566
Nitin J. Mhatre[4]	2/24/2016	131,250	262,500	525,000	2,500	6,945	10,418	12,315	32.89	632,489
Daniel H. Bley[4]	2/24/2016	117,000	234,000	468,000	2,182	6,060	9,090	12,020	32.89	593,803

[1]

Columns represent the potential payouts to each of the NEOs resulting from an award pursuant to the annual incentive compensation plan, subject to achievement of pre-established performance goals discussed in this Proxy Statement. Actual amounts earned by the NEO’s are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

[2]

Represents the threshold, target and maximum number of Performance Shares that may vest if performance targets for the 2016 through 2018 performance period are satisfied. Dividends will be deferred on the unearned Performance Shares and will be paid upon conclusion of the performance period to the extent earned.

[3]	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718 of all equity awards granted in 2016.

[4]

For Messrs. Mhatre and Bley, the number of shares shown in the All Other Stock Awards column includes an additional one-time award of 10,000 shares made to each executive on the grant date of 02/24/2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding option awards and unvested stock awards held by Webster’s NEOs as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End 2016
	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested[1] ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
James C. Smith	12/18/2007	106,199	32.03	12/19/2017	—		—	—		—
	12/16/2008	113,674	12.85	12/16/2018	—		—	—		—
	2/22/2012	112,371	23.81	2/22/2022	—		—	—		—
	2/20/2013	126,373	23.00	2/20/2023	—		—	—		—
	2/19/2014	—	—	—	—		—	41,035	[2]	2,227,380
	2/25/2015	—	—	—	—		—	37,593	[3]	2,040,548
	2/24/2016	—	—	—	12,946	[4]	702,709	38,837	[3]	2,108,072
John R. Ciulla	9/18/2007	11,579	43.26	9/18/2017	—		—	—		—
	2/22/2012	13,808	23.81	2/22/2022	—		—	—		—
	2/20/2013	15,528	23.00	2/20/2023	—		—	—		—
	2/19/2014	—	—	—	788	[5]	42,773	7,085	[2]	384,574
	2/25/2015	—	—	—	1,648	[5]	89,453	7,414	[3]	402,432
	3/20/2015	—	—	—	12,000	[6]	651,360	—		—
	2/24/2016	—	—	—	2,582	[5]	140,151	7,746	[3]	420,453
Glenn I. MacInnes	2/22/2012	11,567	23.81	2/22/2022	—		—	—		—
	2/20/2013	22,828	23.00	2/20/2023	—		—	—		—
	2/19/2014	—	—	—	1,121	[5]	60,848	10,085	[2]	547,414
	2/25/2015	—	—	—	2,109	[5]	114,477	9,490	[3]	515,117
	2/24/2016	—	—	—	3,268	[5]	177,387	9,804	[3]	532,161
Nitin J. Mhatre	12/16/2008	19,984	12.85	12/16/2018	—		—	—		—
	2/22/2012	14,239	23.81	2/22/2022	—		—	—		—
	2/20/2013	16,040	23.00	2/20/2023	—		—	—		—
	2/19/2014	—	—	—	746	[5]	40,493	6,713	[2]	364,382
	2/25/2015	—	—	—	1,494	[5]	81,094	6,722	[3]	364,870
	2/24/2016	—	—	—	2,315	[5]	125,658	6,945	[3]	376,975
	2/24/2016	—	—	—	10,000	[6]	542,800	—		—
Daniel H. Bley	2/20/2013	10,334	23.00	2/20/2023	—		—	—		—
	2/19/2014	—	—	—	702	[5]	38,105	6,318	[2]	342,941
	2/25/2015	—	—	—	1,304	[5]	70,781	5,866	[3]	318,406
	2/24/2016	—	—	—	2,020	[5]	109,646	6,060	[3]	328,937
	2/24/2016	—	—	—	10,000	[6]	542,800	—		—

[1]	Market value calculated by multiplying the closing market price of Webster’s Common Stock on December 31, 2016, which was $54.28, by the number of shares of stock.

[2]	The performance criteria was met after the close of the performance period on December 31, 2016. The performance value was 123.5% and will be awarded in February 2017.

[3]	The performance criteria will be evaluated after the December 31st close of the final year of the three year performance period.

[4]	The restricted stock unit award will vest entirely and be deferred from distribution on the first anniversary of the grant.

[5]

The restricted stock award will vest and be transferrable one third on the first anniversary of the grant; one third on the second anniversary of the award; and the final third will vest and be transferrable on the third anniversary of the grant.

[6]

The restricted stock award will vest and be transferrable one fourth on the third anniversary of the grant; one fourth on the fourth anniversary of the grant; and the remaining one half will vest and be transferrable on the fifth anniversary of the grant.

Option Exercises and Stock Vested

The table below sets forth the number of shares of stock acquired in fiscal 2016 upon the exercise of stock options awarded to the NEOs and as a result of the vesting of shares of restricted stock awarded to the NEOs under Webster’s compensatory equity programs.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting[2] ($)
James C. Smith	114,483	1,728,288	81,578	[3]	2,699,672

John R. Ciulla	31,521	643,352	10,094		334,217

Glenn I. MacInnes	16,944	223,115	17,023		563,719

Nitin J. Mhatre	—	—	10,257		339,635

Daniel H. Bley	18,707	253,907	9,375		310,438

[1]	Value realized calculated based on the difference between the market price of Webster’s Common Stock on the date of exercise and the exercise price.

[2]

Value realized calculated by multiplying the number of shares vesting by the fair market value of Webster’s Common Stock on the vesting date. Stock awards vested include additional shares received by all NEOs for the 2013 Performance Awards that were earned and distributed in 2016. The performance result was 145.7% resulting in a 45.7% increase in shares distributed over the target grant.

[3]

The number of shares acquired by Mr. Smith includes 12,531 restricted stock units that vested but were deferred from distribution with a value of $412,145. This amount is also reported in the Non-Qualified Deferred Compensation table. Mr. Smith will receive distribution at termination. Dividends are not paid on these units until they are distributed.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under both the frozen pension plan and the frozen supplemental defined benefit plan as of December 31, 2016. The pension plan was frozen as of December 31, 2007. The accumulated benefit value is based upon the benefit that is payable at the NEOs’ Normal Retirement Age (65).

2016 Pension Benefits[1]

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

James C. Smith	Webster Bank Pension Plan	30	321,600	25,300
	Supplemental Defined Benefit Plan for Executive Officers	32.3	9,589,500	0

John R. Ciulla	Webster Bank Pension Plan	4	85,700	0

[1]

Mr. Ciulla was not eligible for the supplemental defined benefit plan at the time that the plan was frozen on December 31, 2007. Messrs. MacInnes, Mhatre and Bley joined Webster after the pension plan and supplemental defined benefit plan were frozen and therefore have accumulated no credited years of service under either plan.

Webster Bank maintains a frozen pension plan for eligible employees of Webster Bank and affiliated companies that have adopted the plan. Pension benefits in the pension plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating a benefit from this plan.

The pension plan is a qualified plan under the IRC and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees hired before January 1, 2007 were eligible to participate in the pension plan upon attaining age 21 and completing one year of service.

Benefits under the pension plan are funded solely by contributions made by Webster Bank. Under the pension plan’s benefit formula, a participant’s monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant’s monthly compensation for each year of credited service beginning on or after January 1, 1987 through August 31, 2004, plus (c) the sum of 1.25% of the participant’s monthly compensation if the participant has less than 10 years of credited service at the beginning of the year, or 1.50% of the participant’s monthly compensation if the participant has 10 or more years of credited service at the beginning of the year, for each year of credited service beginning on or after September 1, 2004 through December 31, 2007. In general, benefits may not be based on more than 30 years of credited service. The normal form of benefit is a life annuity for the participant’s lifetime. A pension plan participant becomes 100% vested in the benefits under the pension plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant’s early retirement date (age 55), normal retirement date (age 65), deferred retirement date or death. Benefits payable at early retirement date are reduced 1/15th each year for the first five years and 1/30th each year for the next five years before normal retirement date.

Mr. Smith elected to receive a distribution of pension plan benefits in 2014 and is currently receiving distributions. Participants may elect to receive their benefits in one of several optional forms, including a lump sum or periodic payments during the participant’s lifetime or during the lifetime of the participant and a surviving spouse or designated beneficiary. The lump sum option has been eliminated for benefits earned after January 26, 1998.

Webster Bank also maintains a frozen non-qualified supplemental defined benefit plan for executive officers. As with the qualified pension plan, pension benefits in the non-qualified supplemental defined benefit plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating an executive’s benefit from this plan.

The frozen supplemental defined benefit plan provides supplemental pension benefits that are not available under the pension plan because annual compensation in excess of $265,000 in 2016 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual pension benefits are subject to a maximum of $210,000 in 2016 (subject to cost of living increases). Annual compensation for both the qualified pension plan and the supplemental defined benefit plan is defined as base pay, overtime, commissions, and bonuses (including bonuses for which the participant has deferred to a future year).

In place of the pension formula in the supplemental plan, Mr. Smith receives a benefit at age 65 equal to 60% of the average of the highest compensation during five consecutive calendar years, reduced by benefits from the pension plan and Social Security. The 60% is prorated based upon service at the time the benefits were frozen to service at age 65. Credited service is not limited to 30 years under the plan. The benefit is also reduced in the event of retirement before age 65 in the same manner as the pension plan. Benefits under the supplemental defined benefit plan are payable in monthly installments or a lump sum. The assumptions used to determine the present value of the accumulated benefits for purposes of the Pension Benefits table consisted of a 4.01% interest rate for the qualified plan, a 3.64% interest rate for the non-qualified supplemental defined benefit plan (4.01% for benefits payable as a lump sum), and the RP-2014 with MMP-2007 Mortality Table.

Non-Qualified Deferred Compensation

Effective January 1, 2012, Webster suspended the ability of participants to defer any base pay or bonus into a non-qualified deferred compensation plan. All deferred compensation accounts are payable upon death, disability, termination of service or a specified date after the year of deferral. Distribution elections may be paid in a lump sum or in ten annual installments, except in the case of disability, where lump sum distribution is required.

Webster maintains a non-qualified supplemental defined contribution plan which provides supplemental employer match contributions that are not available under the qualified 401(k) plan because annual compensation in excess of $265,000 in 2016 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual contributions to the qualified plan that can be matched by the employer are subject to a maximum of $18,000 in 2016 (subject to cost of living increases).

The following table shows the contributions to and the earnings in each NEO’s account under Webster’s non-qualified deferred compensation plans for the fiscal year ended December 31, 2016. There were no distributions from any NEO’s accounts.

2016 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregated Balance at Last FYE ($)
James C. Smith	412,145	173,616	7,274,926	21,931,148

John R. Ciulla	—	37,923	2,023	187,813

Glenn I. MacInnes	—	26,003	10	98,953

Nitin J. Mhatre	—	21,268	9	87,841

Daniel H. Bley	—	18,587	3,786	87,281

[1]

The amount in this column is the value of restricted stock units that vested but were deferred from distribution by Mr. Smith, also reported in the 2016 Options Exercises and Stock Vested table in this Proxy Statement.

[2]	The amounts in this column are reported as supplemental defined contribution plan contributions in “All Other Compensation” column in the Summary Compensation Table in this Proxy Statement.

[3]	The amounts in this column show the investment gain or loss for each NEO during 2016, based on the investment choices selected by each NEO.

Executive Severance Plan

Under Webster’s Non-Competition Agreement with each NEO, if Webster terminates the executive without Cause (and under circumstances in which payment would not be due under the Change in Control Agreements) severance benefits become payable. The executive’s severance benefits for involuntary termination without Cause are (a) a lump sum payment equal to the sum of the executive officer’s then current annual base salary and the prorated amount of any target bonus to be paid pursuant to Webster’s annual incentive compensation plan during the then current fiscal year, and (b) subject to certain limitations, continued medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The executive’s receipt of the foregoing severance payments and benefits is conditioned upon the executive entering into a general release and waiver in favor of Webster, and in consideration of the payment the executive agrees to a one-year non-competition and non-solicitation covenant.

Assuming a December 31, 2016 termination event of involuntary termination without Cause, the aggregate value of the payments and benefits to which each NEO would be entitled would be as follows:

Payments Due Upon Executive Severance

Name	Salary and Bonus ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[1] ($)	Total Payments ($)
James C. Smith	1,900,000	11,950	3,587,745	5,499,695

John R. Ciulla	840,000	15,037	805,500	1,660,537

Glenn I. MacInnes	831,250	11,950	1,000,736	1,843,936

Nitin J. Mhatre	637,500	14,300	683,040	1,334,840

Daniel H. Bley	624,000	15,037	623,641	1,262,678

[1]

If an NEO is terminated under the Executive Severance Plan, the portion of equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the termination shall become fully vested and exercisable based on the length of time worked since the grant date (provided that they have been held for a period of one year).

Potential Payments on Termination following Change in Control

Historically, Webster has entered into Change in Control Agreements and Non-Competition or Non-Solicitation Agreements with its NEOs, which provide post-termination payments to the NEOs.

Change in control provisions benefit Webster’s shareholders by assisting with retention of executives during rumored and actual change in control activity when continuity is a key factor in preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment and to facilitate changes in key executives as needed.

Webster has entered into a Change in Control Agreement with each of the NEOs. Pursuant to the Change in Control Agreements, each NEO is eligible to receive payments and other benefits, subject to the conditions described below, in the event the executive is terminated during the two year period following a change in control. A change in control is defined by the agreements as:

•

with certain exceptions, the acquisition by any person of beneficial ownership of 20% or more of either (i) the outstanding shares of the Common Stock or (ii) the combined voting power of the outstanding voting securities of Webster entitled to vote generally in the election of directors;

•

individuals who, as of the date of each executive’s agreement, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, except for individuals subsequently joining the Board who are approved by at least a majority of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

•	generally, consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Webster (with certain standard exceptions); or

•	approval by the shareholders of a complete liquidation or dissolution of Webster.

Payments and Benefits - The payments and benefits payable to the NEOs under the Change in Control Agreements are as follows:

•

Death or Disability - If an executive’s employment is terminated by reason of death or disability (defined as the absence of the executive from his or her duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent), following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies.

•

Cause - If an executive’s employment is terminated for Cause following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies. Cause is defined as:

◾

the willful and continued failure by the executive to perform substantially the executive’s duties with Webster or one of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after written demand for performance is delivered to the executive by the Chief Executive Officer, or

◾	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Webster.

•

For Good Reason or Other than for Cause, Death or Disability - Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, Death or Disability, or in the event the executive terminates his or her employment for “Good Reason.” Good Reason is defined as:

◾

the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities resulting in a diminution in such position, authority, duties or responsibilities;

◾	the failure by Webster to comply with the compensation terms of the executive’s change in control agreement;

◾

a material change in the office or location at which the executive is primarily based or Webster’s requiring the executive to travel on Company business to a substantially greater extent than required immediately prior to the change in control;

◾	the termination by Webster of the executive’s employment other than expressly as permitted by the change in control agreement; or

◾	the failure by Webster to require that any successor assume, and perform according to, the executive’s change in control agreement.

In the event of a termination under a Good Reason or Other than for Cause, Death or Disability Upon Change in Control, the executive is entitled to:

•	the executive’s base salary through the termination date to the extent not previously paid;

•	a bonus based on the target bonus in effect for the executive;

•	any previously deferred compensation and accrued vacation pay;

•	an amount equal to three times the sum of the executive’s base salary and bonus for Mr. Smith and two times for the other NEOs;

•

the additional amounts that would have been contributed or credited to his or her 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for three years after the date of termination for Mr. Smith and two years for the other NEO’s, based on the compensation amounts that would have been required to be paid to him or her under the change of control agreement.

•	continued benefits for the executive and his or her family for a period of three years following termination for Mr. Smith and two years for the other NEOs;

•	outplacement services; and

•	any other amounts or benefits to which he or she is entitled under any agreement or plan of Webster and its affiliated companies.

The NEOs are not entitled to any gross-up payment in the event they would be subject to excise tax under Section 4999 of the IRC (relating to excess parachute payments).

Assuming a December 31, 2016 termination event following a Change in Control, the aggregate value of the payments and benefits to which each NEO would be entitled in the event of termination other than for Cause, Death or Disability, or in the event the executive terminates employment for Good Reason would be as follows:

Payments Due Upon Involuntary Termination Not for Cause or Termination for Good Reason following Change In Control

Name	Salary and Bonus ($)	Qualified and Non-qualified 401(k) Contribution Equivalents ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[1] ($)	Total Payments ($)
James C. Smith	5,700,000	603,488	127,028	5,875,810	12,306,326

John R. Ciulla	1,680,000	109,739	87,925	1,407,752	3,285,416

Glenn I. MacInnes	1,662,500	75,300	79,521	1,237,801	3,055,122

Nitin J. Mhatre	1,275,000	65,830	81,388	850,839	2,273,057

Daniel H. Bley	1,248,000	60,466	83,913	770,233	2,162,612

[1]

In the event of a change in control, if an NEO is terminated, all equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the change in control shall become fully vested and exercisable (provided that they have been held for a period of one year).

Risk Assessment Disclosure

The Compensation Committee has discussed, evaluated and reviewed each compensation program applicable to Webster’s NEOs and other employees. The Compensation Committee concluded that Webster’s compensation programs do not incentivize excessive risk taking by its NEOs or other employees. The Compensation Committee furthermore concluded that the structure provides appropriate incentives to balance risk and reward, provides sufficient risk controls and aligns the interests of the employees with those of shareholders.

The following features of the compensation programs, agreements and organizational structure restrain risk taking to acceptable levels and strongly discourage the manipulation of earnings for personal gain:

•

The “clawback” feature applicable to NEOs and certain other executives encourages executives and staff to maintain accurate books and records and comply with relevant accounting policies. Under the “clawback,” any bonus or incentive compensation for executives is subject to recovery by Webster if such compensation is based on criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct.

•	The vesting elements of the equity awards align the interests of the officers with the long-term health of Webster, the quality of earnings, and the interests of shareholders.

•

The programs include a mix of cash and equity awards, which support an appropriate balance of short-term and long-term risk and reward decision making. Equity awards include a performance element with a payout dependent upon achieving designated goals.

•

Strong governance structure, which includes key elements such as a code of conduct and ethics policy, various risk management and board committees, and a new activity process with embedded risk controls and executive approvals.

•	Risk function reports outside of the lines of business and the pay of risk managers is not determined by the businesses they evaluate.

•	Stock ownership requirements that align executive officers with the interests of the shareholders.

•	Strong independent internal credit oversight and quality controls.

•	Shared accountability for incentive design, budget and payout with oversight by the Incentive Compensation Oversight Committee and the Compensation Committee with input from the Chief Risk Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Shivery (Chair), Atwell, Becker and Morse. No person who served as a member of the Compensation Committee during 2016 was a current or former officer or employee of Webster or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with Webster required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2016, which generally means that no executive officer of Webster served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Webster.

From time to time, Webster Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Webster or Webster Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Certain Relationships

Gregory Jacobi, son of C. Michael Jacobi, a director of Webster and Webster Bank, is employed by Webster Bank as a Senior Vice President. At the end of fiscal year 2016, Gregory Jacobi’s base salary rate was $232,265. For 2016, Mr. Jacobi received a bonus of $75,254 and a restricted stock award with a value of $40,000 at the time of the grant.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to Webster’s Code of Business Conduct and Ethics, any transactions between Webster and a Webster affiliate, director, employee, an immediate family member of a Webster director or employee or business entities in which a Webster director or employee or an immediate family member of a Webster director or employee is an officer, director and/or controlling shareholder must be conducted at arm’s length. Prior approval of the Board of Directors for any such transactions are governed by Federal Reserve Regulation O, and the related person’s interest in any such transaction requiring Board action must be disclosed to the Board prior to any action being taken. Any consideration paid or received by Webster in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances. Any interest of a director or officer in such transactions that do not require prior Board approval shall be reported to the Board of Directors at least annually.

Audit Committee Report

The Company’s Audit Committee currently has five members, Mses. Osar (Chair), Flynn and States, and Messrs. Crawford and Pettie. As of the date of the Proxy Statement, each of the Committee members is an “independent director” under the New York Stock Exchange rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 with Webster’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1300, “Auditor Communications” issued by the Public Company Accounting Oversight Board (PCAOB”). The Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the PCAOB, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Webster’s Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee

Karen R. Osar (Chair)

John J. Crawford

Elizabeth E. Flynn

Mark Pettie

Lauren C. States

STOCK OWNED BY MANAGEMENT

The following table sets forth information as of February 1, 2017 with respect to the amount of Webster Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the NEOs and by all directors and executive officers of Webster as a group.

Name and Position(s) with Webster	Number of Shares and Nature of Beneficial Ownership [1]	Percent of Common Stock Outstanding

William L. Atwell Director	15,888	*

Daniel H. Bley Executive Vice President and Chief Risk Officer	32,879	*

Joel S. Becker Director	86,656	*

John R. Ciulla President	78,876	*

John J. Crawford Director	48,644	*

Elizabeth E. Flynn Director	15,681	*

C. Michael Jacobi Director	18,418	*

Glenn I. MacInnes Executive Vice President and Chief Financial Officer	97,248	*

Nitin J. Mhatre Executive Vice President and Head of Community Banking	87,300	*

Laurence C. Morse Director	65,149	*

Karen R. Osar Director	35,703	*

Mark Pettie Director	40,975	*

Charles W. Shivery Director	34,324	*

James C. Smith Chairman, Chief Executive Officer, Director	1,112,461	1.20%

Lauren C. States Director	1,142	*

All Directors and Executive Officers as a group (22 persons)	2,046,266	2.20%

*	Less than 1% of Common Stock outstanding.

[1]

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 1, 2017. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Crawford, 1,200 shares; Mr. Smith, 16,252 shares; and all directors and executive officers as a group, 17,452 shares. The table also includes the following: 819,578 shares subject to outstanding options which are exercisable within 60 days from February 1, 2017; 157,485 shares held in the 401(k) Plan by executive officers; 14,881 shares purchased by executive officers through the Employee Stock Purchase Plan held by Fidelity Investments; 131,432 shares of restricted stock that were not vested as of February 1, 2017; and 157,824 shares of Common Stock underlying restricted stock for Mr. Smith that were deferred pursuant to the terms of the Stock Option Plan. All other shares included in the table are held by persons who exercise sole voting and sole investment power over such shares.

Outstanding options reflected in the table were held as follows: Mr. Becker, 41,910 shares; Mr. Crawford, 31,939 shares, held indirectly and now in the name of Catherine Crawford; Mr. Ciulla, 29,336 shares; Mr. MacInnes, 34,395 shares; Mr. Mhatre, 50,263 shares; Mr. Morse, 41,910 shares; Ms. Osar, 12,923 shares; Mr. Pettie, 19,798 shares; Mr. Shivery, 13,274 shares; and Mr. Smith, 458,617 shares. Also reflected are 236,204 shares of phantom stock held by Mr. Smith in the Webster Bank Deferred Compensation Plan for Directors and Officers.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

The following table sets forth information as of January 31, 2017 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership [1]		Percent of Common Stock Owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,653,861	[2]	10.50%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,168,905	[3]	7.81%

T. Rowe Price Associates, Inc 100 E. Pratt Street Baltimore, MD 21202	6,127,779	[4]	6.60%

[1]

Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from January 31, 2017. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

[2]	BlackRock, Inc. reported that it had sole voting and sole dispositive power over 9,410,146 and 9,653,861 shares, respectively.

[3]

The Vanguard Group reported that it had sole voting power over 109,321 shares and sole dispositive power over 7,054,358 shares and shared voting power and shared dispositive power over 9,713 and 114,547 shares, respectively.

[4]	T. Rowe Price Associates reported that it had sole voting power over 1,239,096 shares and sole dispositive power over 6,127,779 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Webster’s directors, certain officers and persons who own more than 10 percent of its Common Stock to file with the Securities and Exchange Commission initial reports of ownership of Webster’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Company believes that during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to Webster’s directors, officers and more than 10% owners were complied with on a timely basis.

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF WEBSTER

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires Webster to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers (“NEOs”) as disclosed in this Proxy Statement. At the 2011 Annual Meeting of Shareholders, Webster’s shareholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of NEOs of Webster annually. In light of the results, the Board of Directors determined to hold the vote annually.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-46 of this Proxy Statement As discussed in those disclosures, the Board of Directors believes that Webster’s executive compensation philosophy, policies and procedures provide a strong link between each NEO’s compensation and Webster’s short- and long-term performance. The objective of Webster’s executive compensation program is to provide compensation which is competitive, variable based on Webster’s performance, and aligned with the long-term interests of shareholders.

Webster is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives Webster’s shareholders the opportunity to express their views on the compensation of Webster’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Webster Financial Corporation approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-46 of this Proxy Statement.”

Your vote on this Proposal 2 is advisory, and therefore not binding on Webster, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Webster’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, Webster will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of Webster’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-46 of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Board of Directors, upon the recommendation of the Audit Committee, has approved the appointment of KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for Webster for the year ending December 31, 2017. KPMG audited Webster’s financial statements for the year ended December 31, 2016.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG, an independent registered public accounting firm, to audit the consolidated financial statements of Webster for the year ending December 31, 2017 and the internal control over financial reporting of Webster as of December 31, 2017. No determination has been made as to what action the Board of Directors would take if Webster’s shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Webster’s independent registered public accounting firm for the year ending December 31, 2017.

Representatives of KPMG are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Webster’s independent registered public accounting firm for the year ending December 31, 2017.

Auditor Fee Information

The following table presents the aggregate fees and expenses incurred by Webster for professional audit services rendered by KPMG in connection with their audit of Webster’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, respectively, and fees billed for other services rendered during those periods.

	Fiscal 2016	Fiscal 2015
Audit Fees[1]	$1,808,893	$1,499,045
Audit-Related Fees[2]	130,000	120,000
Tax Fees[3]	76,796	50,910
All Other Fees[4]	86,192	0

Total	$2,101,881	$1,669,955

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of Webster’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the respective independent public accounting firm in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act. Fiscal 2016 includes additional services related to corporate equity transaction filings.

[2]

Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Webster’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to financial statement audits of certain employee benefit plans.

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

[4]	Other Fees consist of fees for diagnostic services other than for services for which fees were reported as Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre- approve up to $100,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. Management is required to report, on a quarterly basis, to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All engagements of the independent registered public accounting firm to perform any audit services and non-audit services after implementation of the pre-approval policy have been pre-approved by the Audit Committee in accordance with the policy. The pre-approval policy has not been waived in any instance. All engagements of the independent registered public accounting firm to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF WEBSTER

(Proposal 4)

Section 14A of the Exchange Act and the related rules of the SEC require Webster to permit, not less frequently than once every six years, a separate non-binding, advisory shareholder vote with respect to the frequency of voting on the compensation of Webster’s NEOs. As an advisory vote, this proposal is not binding on Webster, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote regarding the compensation of Webster’s NEOs.

Webster’s shareholders voted in 2011, in a similar advisory vote, in favor of the annual submission to Webster’s compensation of its NEOs for approval on a non-binding basis, and the Board adopted this approach. The Board and Compensation Committee continue to believe that giving Webster’s shareholders the right to cast an advisory vote every year on the compensation arrangements of Webster’s NEOs is good corporate governance practice and is in the best interests of Webster’s shareholders, by allowing its shareholders to provide their input on executive compensation philosophy, policies and practices as disclosed in its proxy statement every year.

Shareholders are not voting to approve or disapprove of the Board’s recommendation as to the frequency of the advisory vote on NEO compensation. Instead, shareholders may select one of four choices with respect to this proposal:

(1) every year;

(2) every two years;

(3) every three years; or

(4) abstain from voting on the proposal.

For the reasons discussed above, the Board is asking Webster’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s named executive officers to be held every year.

The option of every year, every two years or every three years that receives the highest number of votes cast by Webster’s shareholders will be considered the frequency recommended by the shareholders.

The Board of Directors recommends that shareholders vote for EVERY YEAR as the frequency with which shareholders are provided an advisory vote on the compensation of Webster’s named executive officers.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal which a Webster shareholder wishes to have included in Webster’s Proxy Statement and form of proxy relating to Webster’s 2018 Annual Meeting of Shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by Webster’s Secretary at 145 Bank Street, Waterbury, Connecticut 06702 by November 17, 2017. Nothing in this paragraph shall be deemed to require Webster to include in its Proxy Statement and form of proxy for the meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any other proposal for consideration by shareholders at Webster’s 2018 Annual Meeting of Shareholders must be delivered to, or mailed to and received by, the Secretary of Webster not less than 30 days nor more than 90 days prior to the date of the meeting if Webster gives at least 45 days’ notice or prior public disclosure of the meeting date to shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors,

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 17, 2017

145 BANK STREET

WEBSTER PLAZA

WATERBURY, CT 06702

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL

Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 P.M., Eastern Time, on April 26, 2017.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 P.M., Eastern Time, on April 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions no later than 11:59 P.M., Eastern Time, on April 26, 2017. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future shareholder communications electronically.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18146-P85626	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    WEBSTER FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR ALL Nominees:
1.	To elect ten directors to serve for one year terms (Proposal 1).
	Nominees:	For	Against	Abstain

	1a. William L. Atwell	☐	☐	☐

	1b. Joel S. Becker	☐	☐	☐

	1c. John J. Crawford	☐	☐	☐

	1d. Elizabeth E. Flynn	☐	☐	☐

	1e. Laurence C. Morse	☐	☐	☐

	1f. Karen R. Osar	☐	☐	☐

	1g. Mark Pettie	☐	☐	☐

	1h. Charles W. Shivery	☐	☐	☐

	1i. James C. Smith	☐	☐	☐

	1j. Lauren C. States	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company (Proposal 2).		☐	☐	☐

3.     To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster Financial Corporation for the fiscal year ending December 31, 2017 (Proposal 3).

		☐	☐	☐

The Board of Directors recommends a vote of “1 year” on the following proposal:	1 Year	2 Years	3 Years	Abstain

4. To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of the Company (Proposal 4).	☐	☐	☐	☐

The proxies are authorized to vote upon any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of the Board of Directors of the Company.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E18147-P85626

REVOCABLE PROXY

2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Webster Financial Corporation (the “Company”) hereby appoints John J. Crawford, Laurence C. Morse and Karen R. Osar, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 4:00 p.m., Eastern Time, on Thursday, April 27, 2017, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052, and at any adjournments of the meeting, for the following purposes. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of all nominees listed in (Proposal 1); FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of the Company (Proposal 2); FOR the ratification of the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3); FOR the holding of a non-binding, advisory vote on the compensation of the named executive officers of the Company every year (Proposal 4); and in accordance with the determination of a majority of the Board of Directors as to other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Company, by re-voting by Internet or telephone, or by attending the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign and return the proxy card promptly in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side)

V.1.1